Exhibit 4.8
AMENDING NOVATION AGREEMENT (NON TERMINATING)
Agreed in Madrid, on 21 May 2009.
BY AND BETWEEN
Party of the First Part:
(1)	TELVENT GIT, S.A., a Spanish Company with registered address in Alcobendas (Madrid), calle Valgrande 6, with Corporate ID number XXXXXXXXX and registered with the Commercial Registry of Madrid on page number 257879 (hereinafter and indifferently, the “Company” or the “Borrower”).

The Company is represented by Mr. Luis Miguel Martínez Jurado, with National Identity Card No. XXXXXXXXX and Mr. Fernando Saavedra Obermann, with National Identity Card No. XXXXXXXXX, and sufficient powers for this purpose.
(2)	TELVENT EXPORT, S.L. (hereinafter, “Telvent Export”), a Spanish company with registered address in Alcobendas (Madrid), in calle Valgrande 6, registered with the Madrid Commercial Registry, in volume 25,964, folio 56, page number M-468019, entry number 1, and with Corporate ID No. XXXXXXXXX.

The Company is represented by Mr. Luis Miguel Martínez Jurado, with National Identity Card No. XXXXXXXXX and Mr. Fernando Saavedra Obermann, with National Identity Card No. XXXXXXXXXX, as verbally-authorised attorneys.
(3)	TELVENT TRÁFICO Y TRANSPORTE, S.A. (hereinafter, “Telvent Tráfico”) a Spanish Company with registered address in Alcobendas (Madrid), in calle Valgrande 6, registered with the Madrid Commercial Registry, Registry No. 2, in general volume 825,800 of Section 3, folio 124, page number 68,400, registration entry 1 and Corporate ID No. XXXXXXXXX.

The Company is represented by Mr. Luis Miguel Martínez Jurado, with National Identity Card No. XXXXXXXXX and Mr. Fernando Saavedra Obermann, with National Identity Card No. XXXXXXXXXX, and sufficient powers for this purpose.
(4)	TELVENT ENERGÍA, S.A. (hereinafter, “Telvent Energía”) a Spanish Company with registered address in Alcobendas (Madrid), in calle Valgrande 6, registered with the Madrid Commercial Registry, Registry No. 2 of Madrid, in general volume 1,612,1,036 of Section 3 of the Corporations Book, Folio 1, Page No. 7.367, registration entry 1 and Corporate Tax ID number XXXXXXXXXX.

The Company is represented by Mr. Luis Miguel Martínez Jurado, with National Identity Card No. XXXXXXXXX and Mr. Fernando Saavedra Obermann, with National Identity Card No. XXXXXXXXX, and sufficient powers for this purpose.

(5)	TELVENT FARRADYNE INC (hereinafter, “Telvent Farradyne”) a North American company incorporated under the laws of Maryland, with registered address in the city of Rockville, Maryland.

The Company is represented by Mr. Luis Miguel Martínez Jurado, with National Identity Card No. XXXXXXXXX and Mr. Fernando Saavedra Obermann, with National Identity Card No. XXXXXXXXX, and sufficient powers for this purpose.
(6)	TELVENT USA, INC (hereinafter, “Telvent USA”) a North American company incorporated under the laws of Texas, with registered address in the city of Houston, Texas, USA.

The Company is represented by Mr. Luis Miguel Martínez Jurado, with National Identity Card No. XXXXXXXXX and Mr. Fernando Saavedra Obermann, with National Identity Card No. XXXXXXXXX, and sufficient powers for this purpose.
(7)	TELVENT TRAFFIC NORTH AMERICA, INC (hereinafter, “Telvent Traffic”) a North American company incorporated under the laws of Texas, with registered address in the city of Houston, Texas.

The Company is represented by Mr. Luis Miguel Martínez Jurado, with National Identity Card No. XXXXXXXXX and Mr. Fernando Saavedra Obermann, with National Identity Card No. XXXXXXXXX, and sufficient powers for this purpose.
(8)	TELVENT CANADA, LTD (hereinafter, “Telvent Canada”) a Canadian Company, incorporated under the Canada Business Corporations Act, with registered address in the city of Calgary, Alberta.

The Company is represented by Mr. Luis Miguel Martínez Jurado, with National Identity Card No. XXXXXXXXX and Mr. Fernando Saavedra Obermann, with National Identity Card No. XXXXXXXXX, and sufficient powers for this purpose.
(9)	TELVENT BRAZIL, S.A. (hereinafter, “Telvent Brazil”) a Brazilian company, incorporated under the laws of Brazil, with registered address in Rua Visconde de Itamarati, number 168/Maracaná-RJ. Registered with CNPJ (taxpayer) number XXXXXXXXX.

The Company is represented by Mr. Luis Miguel Martínez Jurado, with National Identity Card No. XXXXXXXXX and Mr. Fernando Saavedra Obermann, with National Identity Card No. XXXXXXXXX, and sufficient powers for this purpose.
(10)	TELVENT PORTUGAL, S.A. (hereinafter, “Telvent Portugal”), a Portuguese company, incorporated under the laws of Portugal, with registered address in Filipe Folque, number two, fourth floor, feligresía do Prior Velho, in the town of Loures and registration number 504,790,188 of the Archive of the Loures Commercial Registry.

The Company is represented by Mr. Luis Miguel Martínez Jurado, with National Identity Card No. XXXXXXXXX and Mr. Fernando Saavedra Obermann, with National Identity Card No. XXXXXXXXX, and sufficient powers for this purpose.
(11)	TELVENT MEXICO, S.A. DE C.V. (hereinafter, “Telvent México”), a Mexican company, incorporated under the laws of Mexico, with registered address in México D.F. Registered with the Public Registry of commerce in Mexico D.F., in Commercial Folio, number one hundred and thirty-three, seven hundred and fifty-nine, on September thirteenth, nineteen ninety.

The Company is represented by Mr. Luis Miguel Martínez Jurado, with National Identity Card No. XXXXXXXXX and Mr. Fernando Saavedra Obermann, with National Identity Card No. XXXXXXXXX, and sufficient powers for this purpose.
(12)	TELVENT HOUSING, S.L. (hereinafter, “Telvent Housing”), a Spanish company with registered address in Alcobendas (Madrid), in calle Valgrande 6, registered with the Madrid Commercial Registry, in volume 13,891, folio 81, page number 227370, entry number 1, and with Corporate ID NO. XXXXXXXXX.

The Company is represented by Mr. Luis Miguel Martínez Jurado, with National Identity Card No. XXXXXXXXX and Mr. Fernando Saavedra Obermann, with National Identity Card No. XXXXXXXXX, and sufficient powers for this purpose.
(13)	TELVENT OUTSOURCING, S.A. (hereinafter, “Telvent Outsourcing”) a Spanish Company with registered address in Seville, in calle Tamarguillo, number 29, registered with the Seville Commercial Registry, in volume 2,062 of the General Section of the Corporations Register, Folio 213, Page No. SE-20857, registration entry 1 and Corporate Tax ID number XXXXXXXXX.

The Company is represented by Mr. Luis Miguel Martínez Jurado, with National Identity Card No. XXXXXXXXX and Mr. Fernando Saavedra Obermann, with National Identity Card No. XXXXXXXXX, and sufficient powers for this purpose.
(14)	TELVENT SERVICIOS COMPARTIDOS, S.A. (hereinafter, “Telvent Servicios Compartidos”), a Spanish company with registered address in Alcobendas (Madrid), in calle Valgrande 6, registered with the Madrid Commercial Registry, in volume 16,752, book 0, folio 109, section 8, page number M-286179, entry number 1, with Corporate ID No. XXXXXXXXX.

The Company is represented by Mr. Luis Miguel Martínez Jurado, with National Identity Card No. XXXXXXXXX and Mr. Fernando Saavedra Obermann, with National Identity Card No. XXXXXXXXX, and sufficient powers for this purpose.
(15)	TELVENT INTERACTIVA, S.A. (hereinafter, “Telvent Interactiva”) a Spanish Company with registered address in Seville, in Ronda del Tamarguillo, number 29, registered with the Seville Commercial Registry, in volume 3,096, of the General Section of the Corporations Register, Folio 38, Page No. SE-41024, registration entry 1 and Corporate Tax ID number XXXXXXXXX.

The Company is represented by Mr. Luis Miguel Martínez Jurado, with National Identity Card No. XXXXXXXXX and Mr. Fernando Saavedra Obermann, with National Identity Card No. XXXXXXXXX, and sufficient powers for this purpose.
(16)	TELVENT ENVIRONMENT, S.A. (hereinafter, “Telvent Environment”) a Spanish Company with registered address in Seville, in Ronda del Tamarguillo, number 29, registered with the Seville Commercial Registry, in volume 826, book 565 of Section 3 on Companies, Folio 65, Page No. 12,409, registration entry 1 and Corporate Tax ID number XXXXXXXXX.

The Company is represented by Mr. Luis Miguel Martínez Jurado, with National Identity Card No. XXXXXXXXX and Mr. Fernando Saavedra Obermann, with National Identity Card No. XXXXXXXXX, and sufficient powers for this purpose.

Hereinafter, and notwithstanding the provisions set forth hereunder, Telvent Tráfico, Telvent Energía, Telvent Farradyne, Telvent USA, Telvent Traffic, Telvent Canada, Telvent Brasil, Telvent Portugal, Telvent México, Telvent Housing, Telvent Outsourcing, Telvent Servicios Compartidos, Telvent Interactiva and Telvent Environment will be jointly referred to as “Additional Guarantors” and jointly referred to with Telvent Export as “Guarantors”.
Party of the Second Part:
(17)	CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID (hereinafter, “Caja Madrid”), a Spanish Company with registered address in Madrid, Plaza del Celenque 2, with Corporate ID No. XXXXXXXXX.

The Company is represented by Mr. Paul Barrabes Bac, with ID number XXXXXXXXX and by Mr. Jorge Salamero Sanz, with ID number XXXXXXXXX, with sufficient powers for the purposes of these proceedings.
(18)	CAIXA D’ ESTALVIS I PENSIONES DE BARCELONA (hereinafter, “La Caixa”), with registered address in Barcelona, Avda. Diagonal, 621-629, with Corporate ID No. XXXXXXXXX.

The Company is represented by Mr. Thomas Ole Sigurd Getz with Residence Permit No. XXXXXXXXX and by Mr. José Ignacio Zamacois Alonso, with ID No. XXXXXXXXX, with sufficient powers for the purposes of these proceedings.
(19)	ING BELGIUM S.A., SPANISH BRANCH (hereinafter, “ING”), with registered address in Madrid, in calle Génova 27, registered with the Madrid Commercial Registry in volume 10,506, folio 172, Section 3, page number 52,983, registration No. 106, and Corporate ID No. XXXXXXXXX.

The Company is represented by Mr. Sergio Casado Gámez, with ID No. XXXXXXXXX and by Mr. Gustavo Alberto de Rosa, with Residence Permit No. XXXXXXXXX, with sufficient powers for the purposes of these proceedings.

Hereinafter, Caja Madrid, La Caixa and ING shall jointly be referred to as the “Lending Entities” and, together with the Borrower and the Guarantors, as the “Parties”.
RECITALS
(A)	Whereas, on September 12, 2008, the Company acting as the borrower, Abengoa, S.A. (hereinafter, “Abengoa”) and Telvent Export as Guarantor and Caja Madrid as the Agent, together with ING as a lending organization, signed a private syndicated financing agreement, recorded in a public deed on that same date by means of a public deed authorized before Notary of Madrid Mr. Juan Álvarez-Sala Walther, with number 1,206 of his protocol (hereinafter, the “Financing Agreement” which was amended on December 23, 2008, according to the details contained in the same.)

(B)	Whereas, by virtue of an adhesion deed dated 21 October 2008, authorised by Notary of Madrid Mr. Juan Álvarez-Sala Walther, with number 2,409 of his protocol, the Additional Guarantors joined as guarantors of the Financing Agreement.

(C)	Whereas, by virtue of a guarantee cancellation deed dated 20 November 2008, authorized by Notary of Madrid Mr. Juan Álvarez-Sala Walther, the guarantee granted by Abengoa under the Financing Agreement was terminated.

(D)	Whereas the Parties wish to modify certain terms of the Financing Agreement, in particular in the aspects concerning the introduction of two new sub-tranches with which La Caixa will provide additional financing to the Borrower, and for these purposes they have agreed to undersign this non-terminating modifying novation agreement (hereinafter, the “Novation Agreement”), in accordance with the following:
CLAUSES
1. DEFINITIONS
1.1 In this agreement:
“Original Financing Agreement”, means the financing agreement described in Recitals Clause A hereof.

“Redrafted Financing Agreement”, means the Original Financing Agreement, modified and amended in accordance with the agreements reached hereunder, whose terms are included in the ANNEX to the same.
“Modification Agreement”, means this non-terminating modifying novation of the Original Financing Agreement.
“Effective Date”, means today’s date once the Prior Conditions have been met for the entry into force of the Redrafted Financing Agreement, included in Clause 6 hereof.
1.2	The terms appearing in capital letters in this agreement and not otherwise defined, shall have the meaning attributed in Clause 1 (Definitions and Interpretation) of the Redrafted Financing Agreement).
2.	AMENDMENTS TO THE ORIGINAL FINANCING AGREEMENT
2.1	The parties agree to amend the terms and conditions of the Original Financing Agreement, which shall be replaced by the text of the Redrafted Financing Agreement that is attached hereto as an ANNEX to the agreement (forming an integral part of the same for all effects and purposes) and which shall be fully valid from the Effective Date.
2.2	The Guarantors
2.2.1	Expressly agree to the amendments of the Original Financing Agreement made by virtue of this agreement and reflected in the Redrafted Financing Agreement; and

2.2.2	They ratify the several guarantees granted by virtue of the Original Financing Agreement for these to guarantee the obligations of the Borrowers under the Redrafted Financing Agreement under the terms expressed in Clause 26 (Guarantees) thereof.

The Lending Entities expressly accept the ratification of the guarantee referred to above in these proceedings.
2.3	The parties expressly state herein that this Amendment Agreement, together with its ANNEX, is a non-terminating and modifying novation of the Original Financing Agreement.
Following the Effective Date, any mention herein or in any other Financial Document of the Original Financing Agreement shall be construed as a reference to the Redrafted Financing Agreement.
2.4	This agreement is a Financing Document for all the purposes set forth in the Redrafted Financing Agreement.

3.	REITERATION OF FORMAL STATEMENTS
The Borrower and Guarantors reiterate the Formal Declarations made in Clause 21 (Manifestations of the Borrower and the Guarantors) of the Redrafted Financing Agreement and they expressly manifest that there are no events which could involve a Termination Scenario under clause 25 (Early Termination) of the Redrafted Financing Agreement or any events that may involve a Termination Scenario on the date of entry into force of this agreement on the Effective Date.
4.	RATIFICATION OF GUARANTEES

4.1	The Borrower ratifies full effectiveness, under all terms, of the pledge over the credit rights which it holds versus Telvent Export by virtue of various subordinated debt loans for a sum of one hundred and three million dollars (USD 103,000,000) and seventy-five million five hundred Euros (€ 75,500,000), respectively, set up in a policy dated 23 December 2008, with the intervention of Notary of Madrid, Mr. Juan Álvarez-Sala Walther, which shall guarantee all the obligations arising from the Amended Financing Agreement after the Effective Date.

4.2	The Lending organizations accept the ratification and extension of the obligations guaranteed under the aforementioned pledge policy under the terms of Clause 4.1 above.
5.	COSTS AND EXPENSES
Borrower undertakes to pay all expenses arising as a consequence of the preparation, execution and recording in a public deed of this Redrafted Agreement and the agreement between creditors held on this same date between Caja Madrid, La Caixa and ING.
6.	EFFECTIVE DATE

6.1	The material condition prior to the entry into force and effectiveness of this Redrafted Agreement shall be the Agent’s receipt of the following documents, in the manner and with the conditions that such Agent sets out:
(a)	Copies of the powers of the persons undersigning this Amendment Agreement duly recorded as public deeds (and, when applicable, registered with the relevant Commercial Registry) in the case of Spanish Companies or granted before foreign notaries and legalized in the case of foreign companies (except in the case of Telvent Export, whose powers shall be supplied in a term of three working days from the date of this Agreement);

(b)	Copies of the updated corporate bylaws of the Borrower and the Spanish Guarantors certified by the relevant administrators or secretaries or, when applicable, a copy of the deed of incorporation and any subsequent deeds including any later Borrower and Spanish Guarantor bylaw amendments (certified by the relevant company administrators and/or secretaries); and, regarding Guarantors who are foreign nationals, equivalent documents in accordance with the applicable national laws (except for the documents relevant to Telvent Farradyne, Telvent USA, Telvent Traffic and Telvent Canada, which must be delivered in the term set forth in section 22.2.29 of the Redrafted Financing Agreement);

(c)	In relation to the Spanish Guarantors with the company form of “limited company”, whose administrator or direct partner is the Borrower, a copy of the agreements of the General Shareholders Meeting approving the granting of the Novation Agreement or, when applicable, copies of the certificates issued by the relevant administrators or secretaries whereby it is confirmed that the Borrower is neither the administrator or direct partner of these Guarantors;

(d)	A legal opinion from the legal counsel of the Borrower Organizations on the validity and executability of this Amendment Agreement;

(e)	A legal opinion from the Lender Entitys’ legal counsel on the non-Spanish Guarantors (except in the case of those for Telvent Farradyne, Telvent USA, Telvent Traffic and Telvent Canada, which must be delivered within the deadline set forth in section 22.2.29 of the Redrafted Financing Agreement), in a way which is substantially similar to the model provided for this purpose prior to the date of this Amendment Agreement, which in any case must include (i) the declaration of the choice of Spanish Legislation as the Legislation governing the Amendment Agreement and the Financing Documents they are a party to and their applicability in the country of their jurisdiction; and (ii) the declaration that any judgement or sentence passed in Spain in relation to the Financing Documents is acknowledged and applied in the country of its jurisdiction.
(f)	Copy of the updated Financing Model; and

(g)	A graph with the current structure of the Group indicating the contribution of each company to the EBITDA, Total Assets and Sales, a copy of which will be attached to the Redrafted Financing Agreement as Annex 7.
7.	DEBT ACKNOWLEDGEMENT
The Borrower recognises and accepts, for all legal effects and purposes, in particular to those set forth in Articles 517 et seq. of the Civil Procedure Law, that the amounts drawn down under the Financing on the date of this Amendment Agreement are the following:
(a)	Ten million four hundred and fifty thousand Euros (€ 10,450,000) under Tranche A; and

(b)	Forty-seven million and fifty thousand Euros (€ 47,050,000) under Tranche B;

8.	PUBLIC DOCUMENT
The Parties grant this Amendment Agreement as a private document and they expressly agree to record it in a public deed before Notary of Madrid, Mr. Juan Álvarez-Sala Walther.
9.	ADDITIONAL OBLIGATION
The Borrower is obliged versus the Lender Entities to carry out any actions needed for Telvent Export to ratify the granting of this Agreement by its verbally-authorised attorneys mentioned in the foregoing, within a term of three working days following the date of this Agreement. In the case that this ratification is not performed within the agreed deadline, a Termination Scenario would occur under the Redrafted Financing Agreement.
10.    APPLICABLE LEGISLATION AND JURISDICTION
10.1  Applicable legislation
This Agreement shall be governed by and interpreted in accordance with common Spanish legislation.
10.2	Jurisdiction
Insofar as this submission is legally admissible, each of the parties to the Agreement irrevocably submits, expressly waiving any jurisdiction that they may be entitled to, to the jurisdiction of the Courts and Tribunals of Madrid, for the hearing and resolution of any claims arising from the compliance with or interpretation of this Agreement.
As proof of their agreement, the Parties sign a single copy with a single tenor of this Agreement (for its subsequent recording in a public deed) in the place and on the date first stated.
TELVENT GIT, S.A.

p.p.	/s/ Luis Miguel Martínez Jurado	p.p.	/s/ Fernando Saavedra Obermann

	Mr. Luis Miguel Martínez Jurado		Mr. Fernando Saavedra Obermann

TELVENT EXPORT, S.L.

TELVENT TRÁFICO Y TRANSPORTE, S.A.

TELVENT ENERGÍA, S.A.

TELVENT FARRADYNE INC

TELVENT USA, INC

TELVENT TRAFFIC NORTH AMERICA INC

TELVENT CANADA, LTD

TELVENT BRAZIL, S.A.

TELVENT PORTUGAL, S.A.

TELVENT MEXICO, S.A. DE C.V.

TELVENT HOUSING, S.A.

TELVENT OUTSOURCING, S.A.

TELVENT SERVICIOS COMPARTIDOS, S.A.

TELVENT INTERACTIVA, S.A.

TELVENT ENVIRONMENT, S.A.

p.p.	/s/ Luis Miguel Martínez Jurado	p.p.	/s/ Fernando Saavedra Obermann

	Mr. Luis Miguel Martínez Jurado		Mr. Fernando Saavedra Obermann

CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID

p.p.	/s/ Paul Barrabes Bac	p.p.	/s/ Jorge Salamero Sanz

	Mr. Paul Barrabes Bac		Mr. Jorge Salamero Sanz

CAIXA D’ ESTALVIS I PENSIONES DE BARCELONA

p.p.	/s/ Thomas Ole Sigurd Getz	p.p.	/s/ José Ignacio Zamacois Alonso

	Mr. Thomas Ole Sigurd Getz		Mr. José Ignacio Zamacois Alonso

ING BELGIUM S.A., SPANISH BRANCH

p.p.	/s/ Sergio Casado Gámez	p.p.	/s/ Gustavo Alberto de Rosa

	Mr. Sergio Casado Gámez		Mr. Gustavo Alberto de Rosa

ANNEX

REDRAFTED FINANCING AGREEMENT

SYNDICATED FINANCING AGREEMENT
Comprising
TRANCHE A (LOAN)
Amount: € 10,450,000
SUB-TRANCHE A1 (LOAN)
Amount: € 3,634,000
and
TRANCHE B (LOAN)
Amount: € 47,050,000
SUB-TRANCHE B1 (CREDIT)
Amount: € 16,366,000
between
TELVENT GIT, S.A.
Borrower
TELVENT EXPORT, S.L.
TELVENT TRÁFICO Y TRANSPORTE, S.A.
TELVENT ENERGÍA, S.A.
TELVENT FARRADYNE INC
TELVENT USA, INC
TELVENT TRAFFIC NORTH AMERICA, INC
TELVENT CANADA, LTD
TELVENT BRASIL, S.A.
TELVENT PORTUGAL, S.A.
TELVENT MEXICO, S.A. DE CAPITAL VARIABLE
TELVENT HOUSING, S.A.
TELVENT OUTSOURCING, S.A.
TELVENT SERVICIOS COMPARTIDOS, S.A.
TELVENT INTERACTIVA, S.A.
TELVENT ENVIRONMENT, S.A.
Guarantors
CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID
CAIXA D’ ESTALVIS I PENSIONES DE BARCELONA
ING BELGIUM S.A., SUCURSAL EN ESPAÑA
Lenders

and
CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID
Agent
Madrid, 12 September 2008 (as amended and redrafted on May 21, 2009)

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATIONS	7

2.	GENERAL TERMS	15

3.	DRAWDOWN	16

4.	MATURITY AND AMORTIZATION	16

5.	GENERAL TERMS	16

6.	DRAWDOWN	17

7.	MATURITY AND AMORTIZATION	19

8.	JOINT REGIME	20

9.	INTEREST	21

10.	TYPE OF INTEREST	21

11.	PAYMENT OF INTEREST	22

12.	CALCULATION OF THE TYPE OF INTEREST	22

13.	ARREARS INTEREST	25

14.	EARLY VOLUNTARY AMORTIZATION	25

15.	COMPULSORY EARLY AMORTIZATION	26

16.	CHANGE OF CIRCUMSTANCES	27

17.	COMMISSIONS AND EXPENSES	28

18.	TAXES	29

19.	PAYMENTS AND INDMENITIES	30

20.	ACCOUNTS	32

21.	DECLARATIONS OF THE LENDER AND THE GUARANTORS	32

22.	OBLIGATIONS	35

23.	AGENCY	41

24.	ASSIGNMENT	43

25.	EARLY TERMINATION	44

26.	GUARANTEE	45

27.	EXECUTION OF THE FINANCING CONTRACT	48

28.	MISCELLANEOUS STIPULATIONS	49

29.	LEGISLATION AND JURISDICTION	50

     FINANCING CONTRACT
     Madrid, 12 September 2008 (as amended and redrafted on May 21, 2009)
BEFORE ME
     On the one hand,
-	TELVENT GIT, S.A., a Spanish company with offices in Alcobendas (Madrid), calle Valgrande 6, company tax no. XXXXXXXXX and registered at the Madrid Commercial Registry Office on page number 257879 (henceforth indistinctly, the “Company” or the “Borrower”).
     On the other hand,
-	TELVENT EXPORT, S.L. (henceforth, “Telvent Export”) a Spanish company with offices in Alcobendas (Madrid), calle Valgrande 6, registered at the Madrid Commercial Registry Office in volume 25.964, sheet 56, page number M-468019, registration 1 and whose Company tax number is XXXXXXXXX.

-	TELVENT ENERGÍA, S.A. (hereinafter, “Telvent Energía”) a Spanish Company with registered address in Alcobendas (Madrid), in calle Valgrande 6,registered with the Commercial Registry of Madrid, in general volume 1,612, 1,036 of Section 3 of the Corporations Book, Folio 1, Page No. 7,367, registration entry 1 and Corporate Tax ID number XXXXXXXXX.

-	TELVENT FARRADYNE INC (hereinafter, “Telvent Farradyne”) a North American company incorporated under the laws of Maryland, with registered address in the city of Rockville, Maryland.

-	TELVENT USA, INC (hereinafter, “Telvent USA”) a North American company incorporated under the laws of Texas, with registered address in the city of Houston, Texas, USA.

-	TELVENT TRAFFIC NORTH AMERICA, INC (hereinafter, “Telvent Traffic”) a North American company incorporated under the laws of Texas, with registered address in the city of Houston, Texas.

-	TELVENT CANADA, LTD (hereinafter, “Telvent Canada”), a Canadian Company, incorporated under the Canada Business Corporations Act, with registered address in the city of Calgary, Alberta.

-	TELVENT BRAZIL, S.A. (hereinafter, “Telvent Brazil”) a Brazilian company, incorporated under the laws of Brazil, with registered address in Rua Visconde de Itamarati, number 168/Maracaná-RJ. Registered with CNPJ (taxpayer) number XXXXXXXXX.

-	TELVENT PORTUGAL, S.A. (hereinafter, “Telvent Portugal”), a Portuguese company, incorporated under the laws of Portugal, with registered address in Filipe Folque, number two, fourth floor, feligresía do Prior Velho, in the town of Loures, with registration number 504,790,188 of the Archive of the Loures Commercial Registry.

-	TELVENT MEXICO, S.A. DE C.V. (hereinafter, “Telvent México”), a Mexican company, incorporated under the laws of Mexico, with registered address in México D.F. Registered with the Public Registry of commerce in Mexico D.F., in Commercial Folio, number one hundred and thirty-three, seven hundred and fifty-nine, on September thirteenth, nineteen ninety.

-	TELVENT HOUSING, S.L. (hereinafter, “Telvent Housing”), a Spanish company with registered address in Alcobendas (Madrid), in calle Valgrande 6, registered with the Madrid Commercial Registry, in volume 13,891, folio 81, page number 227370, entry number 1, and with Corporate ID No. XXXXXXXXX.

-	TELVENT OUTSOURCING, S.A. (hereinafter, “Telvent Outsourcing”) a Spanish Company with registered address in Seville, in calle Tamarguillo, number 29, registered with the Seville Commercial Registry, in volume 2,062 of the General Section of the Corporations Register, Folio 213, Page No. SE-20857, registration entry 1 and Corporate Tax ID number XXXXXXXXX.

-	TELVENT SERVICIOS COMPARTIDOS, S.A. (hereinafter, “Telvent Servicios Compartidos”), a Spanish company with registered address in Alcobendas (Madrid), in calle Valgrande 6, registered with the Madrid Commercial Registry, in volume 16,752, folio 109, section 8, page number M-286179, entry number 1, and with Corporate ID No. XXXXXXXXX.

-	TELVENT INTERACTIVA, S.A. (hereinafter, “Telvent Interactiva”) a Spanish Company with registered address in Seville, in Ronda del Tamarguillo, number 29, registered with the Seville Commercial Registry, in volume 3,096, of the General Section of the Corporations Register, Folio 38, Page No. SE-41024, registration entry 1 and Corporate Tax ID number XXXXXXXXXX.

-	TELVENT ENVIRONMENT, S.A. (hereinafter, “Telvent Environment”) a Spanish Company with registered address in Seville, in Ronda del Tamarguillo, number 29, registered with the Seville Commercial Registry, in volume 826, book 565 of Section 3 on Companies, Folio 65, Page No. 12,409, registration entry 1 and Corporate Tax ID number XXXXXXXXXX.
Henceforth, and notwithstanding any provisions contained below in this agreement, Telvent Export, Telvent Tráfico, Telvent Energía, Telvent Farradyne, Telvent USA, Telvent Traffic, Telvent Canada, Telvent Brazil, Telvent Portugal, Telvent Mexico, Telvent Housing, Telvent Outsourcing, Telvent Servicios Compartidos, Telvent Interactiva and Telvent Environment shall be jointly referred to as “Guarantors”.
And, furthermore,
-	CAJA DE AHORROS Y MONTE DE PIEDAD (henceforth “Caja Madrid”), a Spanish company with offices in Madrid, Plaza del Celenque 2, whose company tax number is XXXXXXXXX.

-	CAIXA D’ ESTALVIS I PENSIONES DE BARCELONA (hereinafter, “La Caixa”), with registered address in Barcelona, Avda. Diagonal, 621-629, with Corporate ID No. XXXXXXXXXX.

-	ING BELGIUM S.A., BRANCH IN SPAIN (henceforth, “ING”), with offices in Madrid, calle Génova 27, registered at the Madrid Commercial Registry Office in volume 10,506, sheet 172, section 3, page number 52,983, registration 106, and whose Company tax number is XXXXXXXXX.
Henceforth and notwithstanding the provisions contained below in this agreement, Caja Madrid, ING and La Caixa shall be jointly referred to as “Lending Entities” and each on as “Lender”. Additionally, the former Lender which, from time to time, acts as an agent in conformity with Clause 23 (on the date of this agreement, Caja Madrid) shall also be referred to as the “Agent”.
DECLARE
I.	The Borrower required a loan for purchasing, through its fully owned subsidiary, Telvent Export, a block of shares from the North American company, DTN Holding Corporation, Inc (“DTN”), which represents 100% of its equity capital (“DTN Shares”).

II.	The Borrower is the owner, through its fully-owned subsidiary Telvent Outsourcing, (i) of a block of shares in the Spanish company Galian 2002, S.L. (“Galian”) comprising 94.13% of its share capital (at the same time Galian is the owner of a block of shares in the Spanish company Matchmind Holding, S.L. (“Matchmind”) comprising 34.19% of the share capital thereof), and (ii) a block of shares of the Spanish company GD 21, S.L. (“GD21”) comprising 100% of its share capital (and, at the same time, GD21 is the owner of a block of shares in Matchmind, comprising 25.81% of the share capital).

III.	Borrower needs additional financing for the acquisition, through its fully-owned subsidiary Telvent Outsourcing, of (i) a block of shares in Matchmind of 40% of the share capital (the “Matchmind Shares”); and (ii) a block of shares in the Spanish company Galian 2002, S.L. of 5.87% (the “Galian Shares”) so that, following the acquisition of the Matchmind Shares and Galian Shares, Telvent Outsourcing becomes the indirect and direct owner of 100% of Matchmind’s share capital.

IV.	Caja Madrid and ING granted the Borrower the necessary financing for the acquisition of DTN Shares and La Caixa is willing to grant the Borrower the necessary financing for the acquisition of Matchmind Shares and Galian Shares, all of the above in accordance with the terms and conditions described hereunder and notwithstanding any subsequent assignments that said organisations may carry out.

V.	The Lending Entities also want the Caja Madrid to act as an Agent of the other entities participating in such loan and the latter is willing to assume the relevant agency functions.

VI.	As a result of the above, the parties sign this agreement (henceforth the “Agreement”) and, in view of this, the Lending Entities grant the Borrower financing for the sum of seventy-seven million, five hundred thousand Euros (€ 77,500,000), divided into two parts and two sub-trances: Tranche A totalling ten million, four hundred and fifty thousand Euros (€ 10,450,000), Sub-tranche A1 for the sum of three million six hundred and thirty-four thousand Euros (€ 3,634,000), Tranche B totalling forty-seven million and fifty thousand Euros (€ 47,050,000) and Sub-tranche B1 for the sum of sixteen million three hundred and sixty-six thousand Euros (€ 16,366,000), in accordance with the Clauses established below.
PART ONE – DEFINITIONS AND INTERPRETATION
1. DEFINITIONS AND INTERPRETATIONS
     1.1. Definitions
1.1.1	General definitions. In addition to the definitions contained throughout, the following terms used both in the singular and in the plural shall be interpreted in this Agreement as follows:
“Acquisition without recourse” means acquisitions made by companies or their assets liquidated by a company belonging to the Group through a non-recourse loan against the Borrower or against these companies (excluding those concerning which the auditor of the Borrower or the company belonging to the Group in question has shown reservations regarding the effective lack of recourse in these loans when revising the corresponding Financial Statements). Each Ratio Compliance Certificate shall identify all Acquisition without recourses and those excluded by the Borrower’s auditor pursuant to the Clauses of this definition (unless the Borrower and Lending Entities agree otherwise).
“DTN Adjustments to the Sale Price” means any adjustments to the price related to the purchase of DTN Shares carried out pursuant to the provisions of the DTN Sales Agreement after its closure date, and pursuant to which Telvent Export is obliged to supply additional amounts to the sellers.
“Price Adjustments of the Matchmind/Galian Puchases” means any price adjustments to the price related to the purchase of Matchmind Shares and Galian Shares carried out pursuant to the terms of the Matchmind/Galian Sales Agreement subsequent to the closure date of the same and, in according to which Telvent Outsourcing is obliged to pay additional amounts to the sellers.
“Increase in capital” means the increase in capital by a maximum of one hundred and eight million North American dollars ($108,000,000)(corresponding to seventy-five million Euros (€ 75,000,000) by applying an exchange rate of 1.44), subscribed and paid up at 100% by the Borrower with the objective of partially financing the DTN Acquisition Upfront Price.
“Technical Guarantee” means guarantees of a non-monetary bond which therefore implies no direct obligation to pay the stipulated net amount. Examples of the Technical Guarantee would be contracting projects, services and supplies with public organisms, other suppliers and customers, or auctions and related transactions, also with the above.
“DTN Maximum Authorised Cash Available” means a maximum sum of eighteen million Euros (€ 18,000,000) that the Borrower withdrew from its own treasury for the sole purpose of paying the DTN Acquisition Upfront Price.
“Commission Letter” means letters dated Septermber 12, 2008 and May 21, 2009 signed by the Agent and the Directing Organisations, as applicable, and addressed to the Borrower, which rule the provisions regarding commissions mentioned in subsections 17.1 (Agency Commission) and 17.3 (DTN Structuring Commission) y 17.4 (Matchmind/Galian Structuring Commission).
“Ratio Compliance Certificate” means the certificate referred to in subsections 22.1.2 and 22.3.6, which certifies the value of the Financial ratios and list of Acquisition without recourses, Project Companies, Material Branches and other companies belonging to the Group, which must be Guarantors pursuant to the provisions of Clause 26.2.1, for the period in question, as per the model contained in Annex 2 accompanying this agreement.
“Project Company” means a current or future member of the group created for the sole purpose of developing projects under a long-term finance scheme without the assistance of any other member of the Group (excluding those concerning which the Borrower or company belonging to the Group in question has shown reservations regarding the effective lack of recourse in these loans when revising the corresponding Financial Statements). Each Ratio Compliance Certificate shall identify all Project Companies and those excluded by the Borrower’s auditor pursuant to the Clauses of this definition (unless the Borrower and Lending Entities agree otherwise).
“Hedging Agreements” means (i) the interest rate cap transaction agreed between the Borrower and Caja Madrid with the hiring date being October 31, 2008 and reference Cap 119511; (ii) the interest rate cap transaction agreed between the Borrower and Caja Madrid with the hiring date being October 31, 2008 and reference being Cap 119512; (iii) the interest rate cap transactions agreed between the Borrower and ING with the hiring date being October 31, 2008, and (iv) the agreements of the same description that the Borrower shall agree with La Caixa in accordance with the provisions of Clause 22.2.13, together with the Financial Transaction Master Agreements (CMOF in Spanish) or ISDA Master Agreement agreed in relation to the same and any other additional appendixes thereto.
“DTN Sales Agreement” means the agreement dated September 15, 2008 signed between shareholders of DTN and Telvent Export, in view of which the latter shall acquire the DTN shares.
“Matchmind/Galian Sales Agreements” means the agreements held on this same date between managers with a 40% stake in the share capital of Matchmind and Telvent Outsourcing, on the one hand, and Mr. José Luis Galí Pérez and Telvent Outsourcing, on the other hand, by virtue of which the latter shall acquire Matchmind Shares and Galian Shares.
“Novation Agreement” means this Agreement’s amending novation agreement, dated May 21, 2009, recorded in a public deed authorised by Notary of Madrid, Mr. Juan Álvarez-Sala Walther.
“Breakthrough Costs” means the amount, where appropriate, where:
(a)	the interest that a Lender should have received during the period between receipt of the invoice for its total or partial involvement in a Drawdown or any other due amount and the last day of the Interest Period underway with regard to such Drawdown or due amount, if these had been paid on the last day of such Interest Period;
it exceeds
(b)	the sum that the Lender was able to obtain by depositing the equivalent of the main sum received by it with a leading bank on the European interbank market, for a period starting on the Working Day following the receipt of the funds and ending on the last day of the Interest Period underway.
“Payment Account” means account number XXXXXXXXXXXXXXXXXXXX opened by the Borrower at the Agent or, where appropriate, any other that the Agent and Borrower subsequently agree upon.
“Existing Debt” means the amount still owed on the Date the Novation is Signed resulting from financing contracts whose totals, dates and counterparties are identified in Annex 4.
“Working Day” means a day (other than Saturday or Sunday) on which banks are open to perform general commercial transactions in Madrid and Barcelona and on which the TARGET2 system is operative.

“Drawdown” means, indistinctly, the single drawdown of funds under Tranche A, the single drawdown of funds under Sub-tranche A1, the single drawdown of funds under Tranche B, or any of the drawdowns under Sub-tranche B1.
“Loan Documents” means this Agreement, the Novation Agreement, the Hedging Agreements, Commission Letter, any Guarantor’s Deed of Adherence and any other document that the Borrower and Agent consider as such.
“DTN’s Significant Adverse Effect” means any assumption, circumstance, development, change or effect that, individually or together with others, may have a considerable negative effect on business, assets, financial state or result of the activity of both DTN and its branches, (as defined in the DTN Sales Agreement) either as a whole or reasonably, which would prevent or considerably delay the completion of the transactions foreseen in the DTN Sales Agreement or would restrict or strongly prejudice the capacity of DTN or any sellers under the DTN Sales Agreement to comply with their obligations under the latter; in the understanding that “DTN’s Significant Adverse Effect” shall not include the effect of any circumstance, change, development, assumption or series of facts that may arise from or are mainly due to any of the following assumptions, considered individually or jointly:
(a)	assumptions, circumstances, changes or effects that generally affect the sectors of activity in which DTN customers operate, whenever DTN and its branches (as defined in the DTN Sales Agreement), or the sector of activity in which they jointly operate, are not disproportionately affected;

(b)	any circumstances related to capital markets, stock markets or the United States economy in general, whenever DTN and its branches (as defined in the DTN Sales Agreement), or the sector of activity in which they jointly operate are not disproportionately affected;

(c)	any public announcement of the signing of the DTN Sales Agreement, the start of any action and the pending state of the transactions contemplated therein or the completion of transactions foreseen therein; and

(d)	acts of war (declared or not), armed hostilities, sabotage or terrorism, military action or their escalation, natural disasters (acts of god) including severe and unusual natural occurrences, drought, floods, earthquakes, unusually severe earthquakes, fires, lightning or any other circumstances of force majeure that may occur after the Original Signing Date.
“Significant Adverse Effect for Telvent” means a Significant Adverse Effect on:
(a)	commercial activity, transactions, property and assets, situation (financial or any other type) or Group perspectives (excluding Project Companies and Acquisition without recourses for these purposes) understood as a whole and/or of Abengoa, S.A.; or

(b)	the capacity of the Borrower or Guarantors to comply with their obligations under this Agreement or under other Finance Documents.
“Lender” shall bear the meaning established in the presentation of this Agreement.
“Reference Entities” means Banco Santander, S.A., Banco Bilbao Vizcaya Argentaria, S.A. and Banco Popular Español, S.A. or other financial entities that substitute them by virtue of subsection 12.2.2 (iv).
“Director Organizations” means Caja Madrid, ING and La Caixa.
“Guarantor Deed of Accession” means each Deed of Accession to this Agreement as Guarantor granted, where appropriate, by certain companies belonging to the Group in compliance with the provisions of subsections 6.2.2 (c) and 26.3.2 and in conformity with the model contained in Annex 3 accompanying this document.
“Financial Statements” means the accounting documents belonging to a certain entity and period that are equivalent to Consolidated Financial Statements for such period .
“Consolidated Financial Statements” means, with regard to the Borrower, annual consolidated accounts (including the balance sheet, profit and loss account, management documents and report) of the Group corresponding to a certain financial year.
“EURIBOR” shall have the meaning established in subsection 12.2.1.
“Original Signing Date” means September 12, 2008.

“Novation Signing Date” means May 21, 2009.
“Final Expiry Date of Tranche A and of Sub-tranche A1” means the 12th September 2009.
“Final Expiry Date of Tranche B and of Sub-tranche B1” means the 12th September 2013.
“Branch” means, for companies, a company:
(a)	that is directly or indirectly controlled by the former;

(b)	over half of whose equity capital issued is effectively, directly or indirectly owned by the former; or

(c)	it is a Branch of another Branch of the former,
and, for this purpose, a company shall be considered controlled by another if the latter is able to manage its business matters and control the structure of its board of directors or equivalent body.
“Material Branches” means companies belonging to the Group, over 50% of which are directly or indirectly owned by the Borrower. They individually represent at least 5% of Total consolidated Assets, and/or 5% of consolidated Revenue and/or 5% of consolidated EBITDA (excluding Project Companies and Acquisition without recourses for the purpose of calculating Total Assets, consolidated revenue and consolidated EBITDA).
“Loan” means the financing which is granted by means of this Agreement for the benfit of the Borrower under Tranch A, Sub-tranch A1, Tranch B and Sub-tranche B1.
“DTN Financing” means DTN’s syndicated financing contract dated 10th March 2006, pursuant to which it was changed and refunded on the 16th March 2007, together with any other DTN financing contracts existing when DTN Shares are purchased by the Borrower.
“Initial Financing” jointly refers to Tranch A and Tranch B.
“Guarantor” initially means entities referred to as such in the presentation of this Agreement, as well as any other entity belonging to the Group that provides collateral by applying the provisions of subsection 26.3.2.
“Existing Guarantees” means personal and real guarantees granted and not cancelled on the Signing Date of the Novation that guarantees the existing Debt, whose validity and beneficiaries are described in Annex 5.
“Financial Guarantees” means any collateral supplied by any company belonging to the Group to financial entities to guarantee a loan transaction or by other fund supplying entities to guarantee any transaction that obliges the return of funds or payment of interest and/or generates a cost of carry, as well as any other counterguarantees supplied by the latter to any company belonging to the Group, for the afore-mentioned purpose, which incurs a cost of carry. To avoid any doubts, it is expressly stated that Technical guarantees and the counterguarantees that may be undersigned by Group companies with financial organisations precisely to achieve that such organisations can issue said Technical Guarantees, are excluded from this definition.
“Group” means the Borrower and its Branches (expressly excluding DTN and its Branches).
“Amount of Tranche A” means the amount referred to in Clause 2.1.1.
“Sum of Sub-tranch A1” means to the amount referred to in Clause 2.1.2.
“Amount of Tranche B” means the amount referred to in Clause 5.1.1.
“Sum of Sub-tranch B1” means to the amount referred to in Clause 5.1.2.
“Total Amount of the Loan” means the global amount of the Loan that is the joint sum of Tranche A, plus the Sum of Sub-Tranche A1, plus the Sum of Tranche B, plus the Sum of Sub-Tranche B1.
“Margin” means the percentage applicable at all times by virtue of the provisions of Clause 12.3.
“Majority of Lending Entities” means Lending Entities who finance the majority of the Loan represents at least 75% of the Total Amount of the Loan pending amortization at all times (or, where appropriate, the amount not yet available).

“Financial Model” means the Borrower’s financial model agreed upon with Lending Entities, which includes the former’s consolidated pro-forma financial statements containing forecasts of (i) profit and loss account (indicating consolidated EBITDA), (ii) balance sheet (indicating Capital expenditures intended for recurring business investment (plants and equipment), Capital expenditures intended for purchasing authorised committed shares, Total consolidated Assets and the consolidated Net Financial Debt), (iii) statement of origin and investment of funds, and (iii) compliance with Financial Ratios, throughout the whole Loan period (certifying that the afore-mentioned forecasts exclude items corresponding to Project Companies, Acquisition without recourses and DTN. The above is summarised in Annex 61 of this Agreement.
“Guaranteed Obligations” means the obligations of the Borrower by virtue of this Agreement and in the Hedging Agreements to pay, in each case, the amount resulting from applying the provisions of subsection 26.1.4.
“Transactions on Capital Markets” means any public offer, by any company belonging to the Group, related to the subscription or sale of shares, subscription rights, convertible bonds, warrants or any similar tools that directly or indirectly allow for the subscription for such new shares (within the framework of admission to negotiate on the Spanish stock market or any other belonging to a member-state of the Organisation for Economic Cooperation and Development (O.E.C.D.), shares representing all or part of the equity capital of any company belonging to the Group, where appropriate), the issuing of debt instruments and, generally, any other transaction on international capital markets processed by the Borrower and/or any of the Guarantors that creates liquid assets for the latter.
“Renting or Leasing Transactions with no impact on Treasury” means any renting or leasing transactions classified by the auditor as fixed asset transactions which have no impact on treasury.
“DTN Instalments” means all payments that, pursuant to clause 2.3 of the Telvent Export DTN Sales Agreement, must be made after the closing date of the purchase of DTN Shares.
“Matchmind/Galian Payments in Instalments” mean each and every one of the payments which, in accordance with Clauses 2.2.2 and 2.2.3 of the Matchmind/Galian Sales Agreements, Telvent Outsourcing shall be obliged to make following the closure date of the acquisition of the Matchmind Shares and the Galian Shares.
“Availability Period of SubTranche B1” means the period between the Novation Signing Date and 15th September 2009.
“Interest Period” means, indistinctly, each of the successive periods for creating interest defined in Clause 10 concerning the single Drawdown of Tranche A, the single Drawdown of Sub-Tranche A1, the single Drawdown of Tranche B and each one of the Provisions of Sub-Tranche B1.
“DTN Upfront Acquisition Price” means the amount equivalent to the sum of the funds resulting from the initial Loan, the increase in Capital and the Authorised Maximum Available Amount of Cash that Telvent Export payed as part of the DTN share purchase price which, pursuant to the provisions of the DTN Sales Agreement, had to be made effective upon its closure (therefore excluding DTN Instalments).
“Borrower” shall have the meaning set forth in the introduction to this Agreement.
“SEC” means the U.S. Securities Exchange Commission.
“Drawdown Request” means the document used to request a Drawdown under this Agreement whose model is enclosed as Annex 1.
“Sub-Tranche A1” means the commercial loan for a sum of three million six hundred and thirty-four thousand Euros (€ 3,634,000), granted in agreement with the provisions of Section Two of this Agreement.

“Sub-Tranche B1” means the commercial loan for a sum of sixteen million three hundred and sixty-six thousand Euros (€ 16.366.000), granted in agreement with the provisions of Section Three of this Agreement.
“Termination Events” means any events established in Clause 25.1.
“TARGET2” means the Trans-European Automated Real-Time Gross Settlement Express Transfer System in Euros that uses a single shared platform and was launched on the 19th November 2007.
“Tranche A” means the commercial loan of ten million four hundred and fifty thousand Euros (€ 10,450,000) granted in conformity with the provisions of Section Two of this Agreement.
“Tranche B” means the commercial loan of forty-seven million and fifty thousand Euros (€ 47,050,000) granted in conformity with the provisions of Section Three of this Agreement.
“Tranches” jointly refers to Tranche A, Sub-Tranche A1, Tranche B and Sub-Tranche B1.
1.1.2	Financial definitions With regard to this Agreement, the following terms, ratios and financial magnitudes shall have the meanings indicated below, interpreted pursuant to the accounting principles generally accepted in Spain and, unless expressly indicated otherwise, calculated based on Consolidated Financial Statements or relating to them.
With regard to the Borrower’s Consolidated Financial Statements, “Total Assets” means the total consolidated assets of the Group with the deduction of those corresponding to Project Companies or Acquisition without recourses included in such Statements.
“Capital Expenditures” means investment in material and immaterial fixed assets, including capitalised expenses, whenever such investments are treated as investments in fixed assets.
“Working Capital” means current assets minus current liabilities.
“Net Financial Debt” means a long-term debt (over a year) incurred before credit institutions, plus a short-term debt (less than a year) also incurred before credit institutions, plus vouchers, bonds, promissory notes and amounts corresponding to recourse leasing and factoring transactions as well as any other bonds or liabilities that have the effect of a loan and create financial expenses for companies belonging to the Group (including but not limited to, Renting or Leasing Transactions with no Impact on Treasury), plus bonds relating to third party bond guarantees, minus Liquid Assets and Available Negotiable Title Deeds; excluding from the debt to credit institutions all amounts indicated on the Consolidated Financial Statements as owed by DTN or a Project Company, or those associated with a Acquisition without recourse.
“EBITDA” means the gross positive or negative operating results before amortization and, for the purpose of calculating the Financial Ratios, the deduction of EBITDA corresponding to Project Companies or Acquisition without recourses included in such Consolidated Financial Statements.
“Sales” means the turnover of the Guarantors in accordance with the details of their Consolidated Annual Financial Statements without the inclusion for these purposes of the sales through operations with any Group companies.
“Cash Flow Available for the Debt Service” means EBITDA plus variations of the Working Capital relating to the previous calculation period, plus tax returns received from the Public Tax Department minus payment of taxes, plus Capital Expenditure (expressly excluding, for this purpose, the DTN Upfront Acquisition Price for the financial year that ended on the 31st December 2008 and for the financial year ended on 31 December 2009 the sum of the funds disbursed for the Matchmind Shares and Galian Shares), plus extraordinary revenue minus extraordinary expenses, minus payments of benefits to minority partners and minus investment in the capital of other companies (including, for this purpose, any funds contributed or committed to the capital of Project Companies and Acquisition without recourses).
“Expenses” means the consolidated operating expenses of the Group with the deduction of those corresponding to Project Companies or Acquisition without recourses included in such Statements.
“Net Financial expenses” means, for each calculation period: Guarantors under any of their debts or obligations; minus (b) the aggregated amount of all revenue obtained from interest, commissions, expenses and other financial sums earned or charged by the Borrower and the

Guarantors; excluding amounts corresponding to Project Companies or Acquisition without recourses included in such Consolidated Financial Statements.
“Revenue” means the consolidated operating revenue of the Group with the deduction of those corresponding to Project Companies or Acquisition without recourses included in such Statements.
“Interest Hedging Ratio” means the ratio resulting from the quotient between EBITDA and the Net Financial Expenses, established in conformity with the provisions of subsection 22.3.2.
“Debt Service Hedging Ratio” means, at all times and relating to the calculation period immediately prior to that referred to, the quotient between: (i) the Available Cash Flow for the Debt Service generated during such period prior to meeting Debt service payments; and (ii) the debt Service (expressly excluding major amortizations corresponding to Tranche A and to Sub-Tranche A1 of the Loan); established in conformity with the provisions of subsection 22.3.3.
“Debt Ratio” means the ratio resulting from the quotient between the Net Financial Debt and EBITDA, established in conformity with the provisions of subsection 22.3.4.
“Pay-Out Ratio” means the ratio resulting from the quotient between (i) the amount corresponding to dividends or any other allotments (including but not limited to, for this purpose, any payments of premiums, returns of contributions or major amortizations and interest under subordinated debt instruments) effectively made to the Borrower’s shareholders during a certain financial year and (ii) the Borrower’s allocated net accounting benefit of the previous financial year (expressly excluding the part corresponding to contributions made by DTN, Project Companies or any companies that have been subject to a Acquisition without recourse).
“Financial Ratios” means the Debt Service Hedging Ratio, the Debt Ratio, the Interest Hedging Ratio and the Pay-Out Ratio.
“Debt Service” always means Net Financial Expenses, plus ordinary amortizations of the Loan, plus payments for which the Borrower is responsible by virtue of the Hedging Agreements, plus any other amount owed by the latter to the Lending Entities as from the period considered, plus any amortizations of instalments corresponding to leasing transactions processed by the Borrower, plus ordinary amortizations of any of its debts and obligations (expressly excluding any short-term debt drawdowns by virtue of financial transactions signed with companies belonging to the Group);
“Liquid Assets” means liquid assets and amounts related to them resulting from Consolidated Financial Statements, except for pledged liquid assets that the Borrower and its Branches do not have freely available and the cash deposited in accounts belonging to Project Companies and companies that have been subject to a Acquisition without recourse.
“Negotiable Securities” means any short-term fixed-interest securities issued by the governments of Spain, France, Germany or the United States, listed on the market and with a Standard & Poors rating (or its equivalent Moody’s rating) which is not under AA, valued at the book value.
“Available Negotiable Securities” means Negotiable Securities excluding those deposited in accounts belonging to the Project Company and companies that have been subject to an Acquisition without recourse.
     1.2. Interpretation
1.2.1.	Unless otherwise indicated, all allusions in this Agreement to:
(a)	“shares” includes properties, revenue and all types of rights, both present and future”;

(b)	“debt” includes any payment or repayment obligation (either incurred as main or joint obligor), be it present or future, real or contingent;

(c)	time references in this Agreement shall be understood as the official time in the city of Madrid.
1.2.2.	The annexes form a part of the Agreement: Any reference made to “this Agreement” in this document or its annexes shall be understood as made to this document and all its annexes.

1.2.3.	Person. The word person shall mean individuals or companies of any type, either public or private. Unless expressly foreseen otherwise, any reference to the Borrower, Lending Entities, Agent or any other person includes successors of this person and permitted assigns. More specifically, any reference made to Lending Entities shall include Entities that, on the date of this Agreement, maintain their share in the Loan, and any other entity that may acquire a share in it.

1.2.4.	Headings and titles. Headings and titles of Clauses, sections, subsections and paragraphs of this Agreement and its annexes are intended for convenience and do not constitute any pact between the parties or any form of interpretation per se.

1.2.5.	Calculation of deadlines. Except when expressly established otherwise in this Agreement (i) deadlines expressed in “days” refer to calendar days, counted as from the calendar day immediately following the initial calculation day, inclusive, until the last calendar day of the deadline, inclusive, (ii) deadlines expressed in “Working Days” refer to Working Days, calculated as from the day immediately following the initial calendar day of the calculation, inclusive, until the last Working Day of the deadline, inclusive, and (iii) deadlines expressed in months shall be calculated as from the day calculating starts, inclusive, until the same day of the last month of the deadline, unless such date does not exist in the last month, in which case the deadline shall terminate on the previous calendar day of such month. Unless expressly established otherwise in this Agreement and if, in compliance with the principles established in the previous paragraph, the last day of the deadline is not a Working Day, the deadline in question shall automatically be considered extended until the following Working Day unless the latter occurs during the following month, in which case the deadline shall be shortened to the previous Working Day; this rule shall also be applicable in the assumption that certain or definite dates are established in this Agreement for complying with the parties’ specific obligations and such dates are not Working Days, without stipulating a deadline.

PART TWO – TRANCHE A (LOAN) AND SUBTRANCHE A1 (LOAN)
2. GENERAL TERMS
2.1. Amounts
2.1.1.	The Lending Entities grant the Borrower a commercial loan for a maximum amount of TEN MILLION FOUR HUNDRED AND FIFTY THOUSAND EUROS (€ 10,450,000), for Tranche A.

2.1.2.	The Lending Entities grant the Borrower a commercial loan for a maximum total sum of THREE MILLION SIX HUNDRED AND THIRTY-FOUR THOUSAND EUROS (€ 3,634,000), for Sub-Tranche A1.
2.2. Acceptance
1.	The Borrower accepts the commercial loans, related to Tranche A and Sub-Tranche A1, respectively, and undertakes to return the principal amount in its possession and pay any interest, commissions, costs, taxes and expenses related to or derived from them.
2.3 Destination
2.3.1.	The Borrower has allocated all available funds related to Tranche A to the purchase of DTN shares.

2.3.2.	The Borrower shall devote the entirety of the funds drawn down charged to SubTranche A1 to the acquisition of Matchmind Shares and Galian Shares and the payment of the costs associated to this acquisition and the granting of the Novation Agreement.
2.4. Distribution Table
2.4.1.	The Amount indicated in Tranche A is distributed amongst the Lending Entities pursuant to the following shares:

Lender	Total of Tranche A (Euros)	Percentage
Caja Madrid	5,000,000	47.85%
ING	5,450,000	52.15%
TOTAL	10,450,000	100.00%
Due to any transfer made by virtue of the provisions of Stipulation 24, any new Lender that purchases a share in Tranche A or increases its share in the latter, shall accept and assume its shares purchased in this same Tranche And the amounts and percentages listed in detail above shall consequently be considered altered.
2.4.2	The amount for SubTrancheA1 is distributed among the lending entities according to the following shares:

Lending Entity	Sum of SubTranche A1 (in euros)	Percentage
La Caixa	3,634,000	100.00%
TOTAL	3,634,000	100.00%
As a consequence of any assignments made by virtue of the provisions set forth in Clause 24, any new Lending Entities acquiring a stake in Sub-Tranche A1 or increasing its percentage in the same shall accept the sum of the stake in Sub-Tranche A1 acquired and the sums and amounts detailed in the foregoing shall be understood as having been appropriately amended.
2.5. Acceptance by Lending Entities of their shares
Lending Entities accept and assume the amount of each of their respective shares in Tranche A and in Sub Tranche A1 as applicable, according to the conditions established in this Agreement.

3. DRAWDOWN
3.1. Drawdowns
3.1.1.	And in Sub-Tranche A1, as applicable, Tranche A was drawn down with a single Drawdown for a sum of TEN MILLION FOUR HUNDRED AND FIFTY THOUSAND EUROS (€ 10.450.000), carried out on October 27, 2008.

3.1.2.	Application. The Borrower makes a Drawdown Request on the Novation Signing Date under Sub-Tranche A1 for the full sum of Sub-Tranche A1, having chosen a Period of Interest for this Drawdown with a term lasting until 12 September 2009. The handover of the funds of this Drawdown made under Sub-Tranche A1 shall be carried out by the Agent (once the Agent had received such funds from the relevant Lending Entities), with a bank transfer to the Payment Account on 21 May 2009, whenever the requirements set forth in sections 3.1.4 and 6.2.2 had been met prior to 3 pm on said date, and in the case that requirements were met thereafter, the transfer shall be made with the value date of 22 May 2009 (as long as they had been met prior to 3 pm of said date). The performance of the bank transfer shall have the same legal effects as a delivery.

3.1.3.	Irrevocability. The Drawdown Request made by virtue of section 3.1.2 above is irrevocable, and the Borrower is obliged to drawdown the sum requested on the date and in the currency and for the amount stated.

3.1.4.	Requirements. Notwithstanding the above, Lending Entities shall not be obliged to honour the Drawdown Request stated in section 3.1.2 above if such a request had not been made prior to the first Drawdown under Sub-Tranche B1.
4. MATURITY AND AMORTIZATION
All amounts available under Tranche A and Sub-Tranche A1 should be entirely met by the Borrower no later than the Final Maturity Date of this Section. Therefore, notwithstanding the full application of any other relevant provision contained in this Agreement, it is hereby clarified that on the Final Maturity Date of Tranche A and Sub-Tranche A1, the Borrower should have entirely fulfilled its obligations to pay the principal amount, interests, commissions, taxes, related expenses or any other amounts.
PART THREE – TRANCHE B (LOAN) and SUBTRANCHE B1 (CREDIT)
5. GENERAL TERMS
5.1. Amount
5.1.1.	The Lending Entities grant the Borrower a commercial loan for a maximum amount of FORTY-SEVEN MILLION AND FIFTY THOUSAND EUROS (€ 47,050,000), corresponding to Tranche B.

5.1.2.	The Lending Entities shall grant the Borrower a commercial loan for a total maximum sum of SIXTEEN MILLION THREE HUNDRED AND SIXTY-SIX THOUSAND EUROS (€ 16,366,000) for Sub-Tranche B1.
5.2. Acceptance
The Borrower accepts the commercial loan, related to Tranche B and the commercial credit, related to Sub-Tranche B1, and undertakes to return the principal amount in its possession and pay any interest, commissions, costs, taxes and expenses related to or derived from them.
5.3. Destination
5.3.1.	The Borrower has allocated all available funds related to Tranche A to the purchase of DTN Shares.

5.3.2.	The Borrower shall devote the full sum of funds drawn down charged to Sub-Tranche B1 to the acquisition of Matchmind Shares and Galian Shares and the payment of the costs associate to this acquisition and the granting of the Novation Agreement.
5.4. Distribution Table
5.4.1.	The Amount indicated in Tranche B is distributed amongst the Lending Entities pursuant to the following shares:

Lending Entity	Total of Tranche B (Euros)	Percentage
Caja Madrid	22,500,000	47.82%
ING	24,550,000	52.18%
TOTAL	47,050,000	100.00%
Due to any transfer made by virtue of the provisions of Stipulation 24, any new Lender that purchases a share in Tranche B or increases its share in the latter, shall accept and assume its shares purchased in this same Tranche And the amounts and percentages listed in detail above shall consequently be considered altered.
5.4.2.	The Sum of Sub-Tranche B1 shall be distributed among the Lending Entities in accordance with the stakes set forth below:

Lending Entity	Amount of Sub-Tranche B1 (Euros)	Percentage
La Caixa	16,366,000	100.00%
TOTAL	16,366,000	100.00%
As a consequence of any assignments made by virtue of the provisions set forth in Clause 24, any new Lending Entities acquiring a stake in Sub-Tranche B1 or increasing its percentage in the same shall accept and assume the sum of the stake in Sub-Tranche B1 acquired and the sums and amounts detailed in the foregoing shall be understood as having been appropriately amended.
5.5. Acceptance by Lending Entities of their shares
Lending Entities accept and assume the amount of each of their respective shares in Tranche B and in Sub-Tranche B1, as applicable, according to the conditions established in this Agreement.
6. DRAWDOWN
6.1 Drawdowns
6.1.1.	Tranche B Drawdown. Tranche B was drawn down with a single Drawdown for a sum of FORTY SEVEN MILLION FIFTY THOUSAND EUROS (€ 47,050,000), carried out on October 27, 2008.

6.1.2.	Request. The Borrower may hold the funds related to Sub-Tranche B1 and must send the Agent a timely Request for a Drawdown for this purpose by a letter or by fax, followed by a letter containing the signature of the duly empowered person, which shall specify:
(a)	The amount of the Drawdown

(b)	The date designated for delivery of funds related to the Drawdown.

(c)	The duration of the Drawdown’s Interest Period.
6.1.3.	Date of the request. The Borrower should send the Drawdown Request to the Agent before 9.30 a.m. on the fifth Working Day immediately prior to delivering the funds corresponding to such Drawdown. Notwithstanding the above, the Borrower carries out a Drawdown Request on the Novation Signing Date under Sub-Tranche B1 for a sum of eight million four hundred and sixteen thousand, two hundred and forty-eight Euros (€ 8,416,248), selecting the Period of Interest for this Drawdown with a term lasting up to

12 September 2009. The delivery of the funds of this Drawdown made under Sub-Tranche B1 shall be carried out via a bank transfer to the Payment Account on 21 May 2009 as long as the requirements set forth in section 6.2.2 had been met prior to 3 pm of said date and, in the event such requirements were met thereafter, the transfer shall be carried out with value date on 22 May 2009 (whenever requirements had been met prior to 3 pm on said date).
6.1.4.	Drawdown Dates. The date appointed for the delivery by the Lending Entities of funds of any of the Drawdowns under Sub-Tranche B1 must be any Working Day between the Availability Period of Sub-Tranche B1, which must necessarily coincide with a date on which any of the Matchmind/Galian Instalments is due. In any event, the Borrower shall be obliged to draw down at least ten point seventy-two percent (10.72%) of the Sum of Sub-Tranche B1 (therefore, a sum equal to one million seven hundred and fifty-four thousand Euros (€ 1,754,000) prior to 12 September 2009 and, at the same time, it will be obliged to draw down the full remaining Sum of Sub-Tranche B1 prior to termination of the Availability Period of Sub-Tranche B1 so as to not leave any pending sums to draw down under Sub-Tranche B1 on that date.

6.1.5.	Irrevocability. The Drawdown Request made by virtue of paragraph 6.1.1 above shall be irrevocable once received by the Agent and the Borrower shall be obliged to provide the amount requested according to the date, currency and amounts indicated.

6.1.6.	Notifying Lending Entities. The Agent shall provide the Lending Entities with the Drawdown Request no later than 2 p.m. on the third Working Day following the receipt of such request.
     6.2 Delivery of Funds
6.2.1.	Delivery. The Lending Entities should deposit the amount corresponding to their share of the Drawdown in Sub-Tranche B1 through an OMF or TARGET transfer in favour of the Agent in the latter’s treasury account in the Bank of Spain (or, alternatively, in any other account agreed upon with the Agent) before 10 a.m. (except in the case of the first Drawdown carried out under Sub-Tranche B1 according to the provision of section 6.1.3 which may be deposited no later than 2.30 pm) via a bank transfer to the Payment Account.
The Agent shall deliver the amount received from the Lending Entities on the same day to the Borrower by means of bank transfer it in the Payments Account, so that this amount is available to the Borrower on the value-date indicated in the corresponding Drawdown Request. Performance of the bank transfer shall have the same legal effects as delivery.
6.2.2.	Requirements. Notwithstanding the above, the Lending Entities shall not be obliged to meet any Drawdown Request if (i) it has not been completed pursuant to the procedure established in Stipulation 6.1; (iii) no Termination Events have occurred that have not been remedied or consented to by the Lending Entities or which have occurred as a result of delivering the funds; or (iv) the Borrower’s declarations contained in Stipulation 21 that, according to the terms of subsection 21.2, had to be valid on the date of delivery of the funds, were not accurate with regard to all their material aspects or ceased to be exact as a result of this delivery; (iv) failure to pay commissions included in the Commission Letter signed on the Novation Signing Date // in accordance with the provisions set forth in Clause 17.4 below, and costs and expenses incurred from preparing and negotiating the Novation Agreement, excluding expenses incurred from legal assessors of Lending Entities, at the same time as the first Drawdown of the Loan was delivered (or related to it) under Sub-Tranche B1; (v) a Substantial DTN Adverse Effect has occurred; or (vi) failure to receive documents and comply with conditions indicated below in the satisfactory form and content required by the Agent.
(a)	Corporate documentation of the Borrower and the Guarantors:
(i)	copies of proxies of people who sign the Novation Agreement and the Guarantor’s Deeds of Accession mentioned in the previous Sub-Tranche and duly made public (and, where appropriate, registered at the corresponding Commercial Registry Office) with regard to Spanish companies, or granted before a foreign notary and legalised with regard to non-Spanish companies

(except in the case of Telvent Export whose powers must be supplied within a term of three working days following the Novation Signing Date);
(ii)	copies of updated statutes of both the Borrower and Spanish Guarantors certified by their corresponding directors or secretaries or, where appropriate, a copy of the Articles of Incorporation deed and all those that contain any subsequent changes to such statutes (certified by their corresponding directors or secretaries); and, with regard to foreign Guarantors, equivalent documentation pursuant to the Spanish law, which is applicable to them (except in the case of documents of Telvent Farradyne, Telvent USA, Telvent Traffic and Telvent Canada, which must be delivered within the term set forth in section 22.2.29 below);

(iii)	with regard to Spanish Guarantors with Limited Companies, whose director or direct partner is the Borrower, a copy of the agreements of the General Partners’ Meeting approving the granting of the Novation Agreement or, where appropriate, copies of certificates issued by their corresponding directors or secretaries which confirm that the Borrower is neither director nor direct partner of such Guarantors.
(b)	Legal opinions:
(i)	legal opinion of the Lending Entities’ legal assessor regarding the validity and enforceability of the Novation Agreement;

(ii)	legal opinion of legal assessors of the Lending Entities regarding non-Spanish Guarantors (except in the case of those concerning Telvent Farradyne, Telvent USA, Telvent Traffic and Telvent Canada, which must be delivered within the term set forth in section 22.2.29 below), quite similar to the model supplied for this purpose prior to the Novation Signing Date which, however, should include (i) declaration of the choice of the Spanish legislation which rules the Novation Agreement and Finance Documents forming a part of it, and their application in the country of their jurisdiction; and (ii) declaration that any resolution or sentence issued in Spain regarding the Finance Documents shall be recognised and applied in the country of their jurisdiction;

(iii)	Copy of the summary of the Financial Model.

(iv)	Graph containing the updated structure of the Group indicating each company’s contribution to EBITDA and Total Assets, a copy of which is included in this Agreement as Annex 7.

(v)	Signed copy of the deeds recording the Matchmind/Galian Sales Agreements, to the satisfaction of the Agent and a certificate proving that any conditions to which effectiveness may be subject have been met, with the exception of the payment of the price.
7. MATURITY AND AMORTIZATION
7.1	The Borrower should amortise the principal capital available related to Tranche B, through successive shares pursuant to the dates and amounts described below:

Amortization Date	Main subject of amortization (Euros)	Percentage
12th September 2009	5,050,000	10.72%
12th September 2010	10,500,000	22.32%
12th September 2011	10,500,000	22.32%
12th September 2012	10,500,000	22.32%
12th September 2013	10,500,000	22.32%

Nevertheless, assuming that Tranche B had been amortised in advance, the amounts to be amortised on the dates indicated shall be adjusted as established for each case in this Agreement.
The amortised amounts of the principal amount of Tranche B may not be used again by the Borrower.
7.2	The Borrower must amortise the principal drawn down from Sub-Tranche B1 with successive payments on the dates and with percentages over the total Sum of Sub-Tranche B1 described below:

Amortization Date	Principal subject to amortization (Euros)	Percentage
12 September 2009	1,754,000	10.72%
12 September 2010	3,653,000	22.32%
12 September 2011	3,653,000	22.32%
12 September 2012	3,653,000	22.32%
12 September 2013	3,653,000	22.32%
Sums amortised of the principal of Sub-Tranche B1 may not be drawn down again by the Borrower.
PART FOUR - TERMS AND CONDITIONS COMMON TO ALL TRANCHES
8. JOINT REGIME
     8.1. Association
The contract position of each Lender in the Loan shall be joint and several although their rights and obligations shall be entirely independent unless expressly stated otherwise in this Agreement.
     8.2. Effects of any Lender’s non-compliance
None of the Lending Entities shall respond for another Lender’s failure to comply with the obligations foreseen by virtue of this Agreement.
Assuming that a Lender, despite its commitments towards this Agreement, has not provided the Agent with the committed funds, this shall not affect the rest of the Lending Entities, which shall only be obliged to provide the Agent with the funds they individually undertook to provide and shall therefore not be obliged to assume the part corresponding to the non-complying Lender, all of which does not prejudice the shares that, before the latter, may be incumbent upon the Borrower.
     8.3. Extrajudicial and judicial actions of Lending Entities
Any Lender may act extra judicially to preserve and defend its own rights and interests and those of other Lending Entities. However, the content of the second paragraph of Stipulations 25.2 shall be applicable for a Lender to be able to individually and judicially exercise its own rights.
     8.4. Adoption and binding nature of agreements
Unless expressly foreseen otherwise (and, especially, with the exception of the individual rights established in Stipulations 8.3 and 25.2), the decisions and agreements made by Lending Entities related to this Agreement and related authorisations that the latter may grant the Borrower, where appropriate, should be given by the Majority of the Lending Entities, thus binding the minority.
Nevertheless, the parties recognise and accept that a unanimous decision of all Lending Entities is required for deciding upon the following circumstances:

8.4.1.	Any change or authorization that implies altering the proportional representation of the Lending Entities.

8.4.2.	Any amendment or authorisation involving new or additional obligations for any Lending Entity, except in the case the consent of the affected Lending Entity(s) is granted.

8.4.3.	Amendments of the Total Sum of the Financing, on the Final Expiry Date of Tranche A and Sub-Tranche A1, on the Final Expiry Date of Tranche B and Sub-Tranche B1 and in relation to Tranche B and Sub-Tranche B1, amendments to the amortization calendars set forth in Clause 7).

8.4.4	Any changes to the type of reference interest and/or the type of substitution interest (according to the provisions of Stipulation 12 to follow), arrears interest (as specified in Stipulation 13 further on), and to the system used for calculating and/or liquidating it as well as any other change to the calculation and commission charging procedure.

8.4.5	Reduction of Margins.

8.4.6	Change of dates for payment of interest or commissions established in this Agreement.

8.4.7	Any change to any of the guarantees provided at any time in favour of Lending Entities by virtue of this Agreement or in conformity with its provisions, as well as their lifting (unless it complies with the terms of this Agreement).

8.4.8	Any change to the provisions of this Stipulation and the majority regime established in this Agreement with regard to decision-making by Lending Entities.

8.4.9	Transfer of contract positions of the Borrower and/or Guarantors.
9. INTEREST
     9.1. Accrual
The main non-reimbursed provision of each one of the Tranches shall accrue interest in favour of the Lending Entities at a variable interest rate calculated in accordance with Stipulation 12.
     9.2. Daily, annual accrual during each Interest Period
Interest will be accrued on a daily basis and calculated (based on a year containing three hundred and sixty (360) days) according to the calendar days elapsed during each Interest Period, including the first and excluding the last day.
10. TYPE OF INTEREST
     10.1. Interest Periods
For the purposes of calculating interests, the period of time between the date of the Drawdowns under Tranche A and Sub-Tranche A1 and the Final Expiry Date of Tranche A and Sub-Tranche A1, between the dates of the Drawdowns under Tranche B and Sub-Tranche B1 shall be regarded as being divided into successive Interest Periods and the first of such periods shall fall on the first day of the Interest Periods next to last day of the immediately preceding Interest Period.
10.1.1.	Duration of Interest Periods. Unless this Agreement provided otherwise, the Interest Periods shall be three (3) or six (6) months, at the Borrower’s discretion, and the Agent shall be informed of this in writing when making any Drawdown Request or, for successive Interest Periods, before 9.30 a.m. of the third Working Day prior to the start of the Interest Period in question, or, where appropriate, these Interest Periods may have a different duration previously agreed upon with the Lending Entities. In the absence of any notification, the duration chosen by the Borrower shall be considered to be six (6) months.
Notwithstanding the above, (i) no date of termination of an Interest Period under Tranche A and under Sub-Tranche A1 may be subsequent to the Final Expiry Date of Tranche A and Sub-Tranche A1, respectively, and (ii) the dates of termination of the Interest Periods under Tranche B and Sub-Tranche B1 shall necessarily fall on the amortization dates set forth in Clause 12, as applicable, and, in any event, the last Interest Period of Tranche

A, the last Interest Period of Sub-Tranche A1, the last Interest Period of Tranche B and the last Interest Period of Sub-Tranche B1 must necessarily fall on the Final Expiry Date of Tranche A, the Final Expiry Date of Sub-Tranche A1, the Final Expiry Date of Tranche B and the Final Expiry Date of Sub-Tranche B1, respectively, even when this means that the duration of this Interest Period must be established in months and/or weeks and/or days. The option power of the Borrower concerning the duration of Interest Periods shall be limited in this respect.
As far as the first Interest Period of a Drawdown under Sub-Tranche B1 is concerned, when another Drawdown is already in force under this Tranche, it shall have the necessary duration for its termination to coincide with that of the Interest Period underway of the pre-existing Drawdown under said Sub-Tranche B1, even when this means that the duration of said Interest Period must be established in months and/or weeks and/or days.
10.1.2.	Termination of an Interest Period on a non-weekday. To calculate the Interest Period, if its last day is not a Working Day, interest shall mature on the first subsequent Working Day, unless this corresponds to the following calendar month, in which case the Interest Period shall be considered matured on the Working Day immediately preceding this.

10.1.3.	Notifying Lending Entities of the Interest Period. The Agent shall inform the Lending Entities of the Borrower’s express or presumed choice of the duration of each Interest Period no later than 2 p.m. on the Working Day it receives or should have received this notification.
     10.2. Type of Interest
The type of nominal annual interest applicable to each Interest Period shall be determined pursuant to the provisions of Stipulation 12.
11. PAYMENT OF INTEREST
On the final day of the Interest Period, interest accrued during such period shall be paid by the Borrower into the Payment Account.
12. CALCULATION OF THE TYPE OF INTEREST
     12.1. Calculation
The type of nominal annual interest applicable to Interest Periods into which each Drawdown related to this Agreement is divided shall be determined by the Agent through adding the Margin established in Stipulation 12.3 to the relevant type of reference interest (or, where appropriate, the relevant substituting type) applicable to each Drawdown, pursuant to Stipulation 12.2.
     12.2. Type of reference interest and substitution type
12.2.1.	Type of reference interest. The type of reference interest shall be EURIBOR. EURIBOR is understood as the type of monetary market reference of the Euro zone which, pursuant to the relevant norms established by the European Banking Federation, is published on REUTERS’ EURIBOR1 screen, or its substitute at the time, at approximately 11 a.m. (CET) of the second Working Day immediately prior to the start of the Interest Period in question, for deposits in Euros for the same period of time as that of the Interest Period. If such type does not appear on this screen for the period of time indicated, the type of reference interest shall be calculated by means of the linear interpolation of the two types corresponding to the closest periods by excess or default (or, otherwise, through applying the type that corresponds to the closest period). Justified expenses and corresponding taxes shall be added to such type of reference interest, which is normally done when it is established on the interbank market.

12.2.2.	Substitution type. Assuming that it was impossible to determine the type of reference interest according to subsection 12.2.1, a type of substitution interest determined as follows shall be applied during this Interest Period:
(i)	Amount of substitution type: the substitution type shall be the result of the arithmetic average of the types of interbank interest offered by Reference Entities to leading banks on the European interbank market, on the second Working Day prior to the start of the Interest Period, for deposits in Euros for a period equal to the Interest Period in question (or, otherwise, for the closest period, by applying the lower type in case of equal periods of time). Justified expenses and corresponding taxes shall be added to such type of reference interest, which is normally done when it is established on the interbank market.
(ii)	Reference Entities: Lending Entities may not in any way be considered Reference Entities.

(iii)	Mechanism used for establishing the substitution type: During the morning of the second Working Day prior to the starting date of the corresponding Interest Period, the Agent shall request Reference Entities to provide the types of interbank interest applicable with which the Agent must calculate, on that same day, the arithmetic average indicated in subsection (i) above. Assuming that any Reference Entity does not indicate or cannot indicate such interest rate, the arithmetic average of Reference Entities on the market shall be used, whenever at least two entities are present.

(iv)	Substitution of Reference Entities: Any Reference Entity shall cease to exist when it ceases to provide the necessary information with regard to one or more Interest Periods or if it is merged or taken over by one of the Lending Entities or even becomes a Lender through purchasing a share in the loan related to this Agreement. Such Reference Entities shall be substituted through a new appointment made by the Agent.
12.2.3.	Return to the ordinary type of interest. Substitution types shall no longer be used when the circumstances requiring their application disappear to give rise to normal circumstances as from the following Interest Period when the procedure for determining the type of reference interest shall be re-established.
     12.3. Margin
12.3.1.	Initially, the Margin applicable to all Drawdowns shall reach TWO AND ONE HALF PERCENT (2.50%) on an annual basis. However, this Margin may be amended, when applicable, after 31 December 2009 and solely in relation to the Drawdown made under Tranche B and the Drawdowns made under Sub-Tranche B1, depending on the Debt Ratio according to the procedure described herein.
For purposes of the provisions of this Stipulation, the Borrower, along with the annual Consolidated Financial Statements supplied by the Agent in conformity with the provisions of subsection 22.1.2, shall accompany the Ratio Compliance Certificate containing the Debt Ratio value resulting from the Consolidated Financial Statements of each financial year.
12.3.2.	For the purposes established in this Stipulation, the value of the new Margin applicable according to the Debt Ratio shall be determined based on the Consolidated Financial Statements closed on the 31st December 2008.

12.3.3.	If the result of the Debt Ratio is included amongst the values indicated below, the percentage applicable as a Margin of the Drawdown made under Tranche B and the Drawdowns made under Sub-Tranche B1, as from the First Interest Period that starts on or after the 31st December 2009 and until the afore-mentioned ratio is recalculated, shall be that indicated in the following table:

				Over 1.00x and
		Over 2.5x and equal	Over 1.5x and equal	equal to or lower	Equal to or lower
Debt Ratio	Over 2.5x	or under 2.5x	or under 2.0x	than 1.5x	than 1.00x
Margin	2.25%	2.00%	1.75%	1.50%	1.75%
12.3.4.	For the purposes foreseen in subsection 12.3.3 above, the new percentage applicable as a Margin of the Drawdown made under Tranche B and under the Drawdowns made under Sub-Tranches B1 shall begin to be applied to the Interest

Periods commencing at the time, although always after the 30th June 2009, on or after the date on which the Agent receives the Consolidated Financial Statements and the corresponding Ratio Compliance Certificate from the Borrower.
12.3.5.	If the Debt Ratio was unable to be verified due to non-compliance by the Borrower with its obligations to deliver the Financial Statements and the corresponding Ratio Compliance Certificate, or if, at this time, any Termination Events were still awaiting resolution or consent by Lending Entities, the applicable Margin shall be the highest on the scale established in subsection 12.3.3 above, until the Debt Ratio has been verified. As such, the corresponding Margin according to the previous scale for Interest Periods that commence after verifying the calculation shall be applied once again.
     12.4. Procedure used to establish the type of interest
12.4.1.	Determination by the Agent and notification. The Agent shall calculate the type of interest applicable to each Interest Period and shall inform the Borrower and the Lending Entities of this during the second Working Day prior to that on which the Interest Period in question starts (or, assuming that the substitution reference type is applied, as soon as possible during such Working Day).

12.4.2.	Binding nature of the determination, errors excepted. The type of interest determined by the Agent shall be binding for the Borrower, errors excepted, in which case, the relevant amendment shall be made.
     12.5. Market breakout
12.5.1.	Market breakout: notification. If, due to exceptional circumstances, any Lender could not make the debit transactions necessary on the interbank monetary market for financing the funds loaned according to the corresponding deadline, currency and amount agreed upon, it shall immediately inform the Agent of this. The latter shall then determine whether the situation created affects the Lending Entities that represent at least 35% of the Loan related to this Agreement and, if so, shall immediately inform the Borrower of this.

12.5.2.	Adaptation of Interest Periods and Interest rate. The duration of the applicable Interest Period shall then be justifiably determined by the Agent in view of the deadlines established on the market for debit transactions necessary for continuing to finance each Tranches, where appropriate. If these deadlines are one (1) day or similar, the interest rate applicable shall be EONIA.
For the purposes established in this subsection, EONIA means the Euro Monetary Market reference type resulting from applying the appropriate valid agreement, under the sponsorship of the European Banking Federation and the Financial Markets Association (currently the agreement indicates the reference type on the Telerate screen between 6.45 p.m. and 7 p.m. (Central European Time) for loans with delivery of funds on the Working Day on which the corresponding Interest Period starts), for one-day deposits in Euros, plus justified expenses normally applicable to the time determined on the interbank market, as well as corresponding taxes.
12.5.3.	Loan Renegotiation. If the exceptional prevailing circumstances foreseen in subsection 12.5.1 above prevent the Lending Entities from making the debit transactions indicated, the Agent shall determine loan renegotiation and the Borrower and Lending Entities shall negotiate the measures to adopt to adapt the loan related to this Agreement to the new circumstances, in good faith. Assuming that the parties do not reach an agreement in a maximum of thirty (30) calendar days as from the Agent’s decision and notwithstanding the fact that such period shall not suspend any of the Borrower’s obligations on account of this, this Agreement shall be terminated early at the end of the period indicated. Any amortization resulting from the application of this subsection shall be exempt from any commission or penalties.

13. ARREARS INTEREST
13.1.	Accrual of arrears interest on the unpaid principal amount
The matured and unpaid principal amount of each one of the Tranches shall accrue arrears interest as from its maturity date without the need for a daily reminder, which shall be the interest rate applicable by virtue of Stipulation 12.1, plus TWO PERCENT (2%) in the understanding that the reference interest rate shall not be EURIBOR but EONIA (pursuant to the specifications of paragraph two of subsection 12.5.1).
13.2.	Accrual of arrears interest on other unpaid amounts
Net interests not paid by the Borrower shall be capitalised on a monthly bases and, as a result, arrears interest established in Stipulation 13.1 shall be accrued.
13.3.	Liquidation and payment of arrears interest
The arrears interest indicated in Stipulations 13.1 and 13.2 shall be liquidated and paid by the Borrower on a monthly bases as from the starting date of the arrears.
13.4.	Post-judgement interest
The arrears interest indicated in stipulations 13.1 and 13.3 shall also be post-judgement interest for the purposes of the provisions of article 576.1 of the Civil Prosecution Law (or in any other similar legal provisions that may substitute it in the future).
14. EARLY VOLUNTARY AMORTIZATION
Notwithstanding the provisions of Stipulations 4 and 7, the early voluntary amortization of the Tranches shall be ruled by the following:
14.1.1.	Minimum amount and multiples of early amortizations and proportionality. Except for amortization of the whole of any of the Tranches, early voluntary amortization may only take place for a minimum of FIVE MILLION EUROS (€ 5,000,000) or, if in excess of this sum, in multiples of ONE MILLION EUROS (€ 1,000,000). Furthermore, in the case of voluntary early maturity of Tranche A and Sub-Tranche A1, the relevant sums shall be applied on a pro-rated basis to the early amortization of the Amount of Tranche A and the Amount of Sub-Tranche B1, the relevant amounts shall be applied on a pro-rated basis to the early amortization of the Amount of Tranche B and the Amount of Sub-Tranche B1.

14.1.2.	Prior notification of each early amortization. The Borrower should have notified the Agent of its intention in writing at least ten (10) Working Days prior (the shortest period accepted by the Majority of Lending Entities) to the date on which this is to occur and indicate the amount and the date of the early amortization that, should, however, coincide with the final date of the Interest Period.

14.1.3.	Communication of the notification by the Lending Entities’ Agent. The Agent shall inform the Lending Entities of the notification of early amortization no later than the Working Day following its receipt.

14.1.4.	Absence of commissions for early voluntary amortization. Early voluntary amortization shall not accrue commissions for the Lending Entities, notwithstanding the accrual of Breakthrough Costs, where appropriate.

14.1.5.	Amortization on a non-working day. If any of the amortization dates is not a Working Day for any reason, either due to it being ordinary or early voluntary amortization, it shall be understood that this amortization must take place on the following Working Day, unless this corresponds to the following calendar month, in which case payment must be made on the previous Working Day.

14.1.6.	Irrevocability of the early amortization notification. Once the notification of early amortization has been received by the Agent, unless indicated otherwise in the Agreement, it shall be considered irrevocable.

14.1.7.	Definitive nature. The amounts amortised early may not be disposed of again by the Borrower.

15. COMPULSORY EARLY AMORTIZATION
15.1.	Despite the provisions of Stipulations 4 and 7, the Borrower should amortise then Total Amount of the Loan early without this accruing any commission for Lending Entities or any penalties for the Borrower, notwithstanding, where appropriate, the accrual of Breakthrough Costs in the following circumstances and for the following amounts:
15.1.1.	assuming that any company belonging to the Group receives one or more annual accumulated indemnities for over two hundred thousand Euros (€ 200,000) resulting from any claim made under the cover of insurance policies taken out by such companies (except for civil liability insurance policies against third parties), an amount equivalent to the indemnity received shall be intended for the early amortization of the Total Amount of the Loan, unless the amounts received are for repairing or substituting assets in a maximum of one hundred and eighty (180) days as from the date of receipt of the corresponding indemnity;

15.1.2.	in case of (i) sale, rental, transfer or provision of any assets or (ii) sale, transfer or provision of stocks and shares of any of the Material Branches belonging to the Borrower or any of the Guarantors (expressly excluding Abengoa for these purposes), when the total amount obtained is not reinvested in the Borrower’s business as market shares during the ninety (90) days after collecting such an amount, an amount equivalent to the total price obtained shall be intended for the early amortization of the Total Amount of the Loan. However, when the total amount obtained is reinvested in the afore-mentioned period and exceeds twenty million Euros (€ 20,000,000), only the equivalent of fifty percent (50%) of such amount shall be intended for early amortization of the Total Amount of the Loan.

15.1.3.	if the Borrower changes its control pursuant to the provisions of Stipulation 16.5;

15.1.4.	in case of unforeseen breach of contract pursuant to the provisions of Stipulation 16.2;

15.1.5.	in case of Transactions on the Capital Market (unless those concerning an Increase in Capital), an amount equivalent to the total amount obtained in such transaction shall be intended for early amortization of the Total Amount of the Loan; and

15.1.6.	In the case that, in accordance with the terms of the DTN Sales Agreement and/or the Matchmind/Galian Sales Agreement, a reduction of the price for the acquisition of DTN shares and/or the Matchmind/Galian Shares occurred, or Telvent Export and/or Telvent Outsourcing received any amount from the relevant sellers as compensation, an amount equalling the sum reduced or received shall be devoted to early amortization of the Total Financing.
15.2.	Order of application of the amounts dedicated to early amortization of the Total Sum of the Financing. In any of the scenarios set forth in Clauses 15.1.1 to 15.1.5 above, the relevant amounts shall be devoted, firstly, to early amortization of the Sum of Tranche A and the Sum of Sub-Tranche A1, and the sum shall be prorated between them; solely when the latter had been fully amortised, the remaining sums collected shall be devoted to early amortization of the Sum of Tranche B and the Sum of Sub-Tranche B1 and prorated between them. Furthermore, in the scenario described in Clause 15.1.6 above, the relevant sums shall be devoted to early amortization of all Tranches, and prorated between them.

15.3.	Amortization date. The Borrower should proceed with the early amortization of the amounts mentioned in subsection 15.1 above on the first date an Interest Period of the corresponding Drawdown terminates, which takes place after the event that caused the early amortization.

15.4.	Linear allocation when each principal amount of Tranche B and Sub-Tranche B1 mature. Any compulsory early amortizations of the Amount of Tranche B and the amount of Sub-Tranche B1 shall be proportionally and equally applied to all amortization quota scheduled pursuant to the provisions of Stipulation 7 above.

15.5.	Prior notification of each early amortization. The Borrower should (i) notify the Agent in writing, as soon as it has been informed of the occurrence of any circumstance that may give rise to compulsory early amortization pursuant to the provisions of subsection 15.1 and

(ii) have notified the Agent in writing of the origin of this early amortization in at least ten (10) Working Days before the date on which it occurs (unless this results in a shorter period from applying the provisions of subsection 15.3), indicating the amount and date of the early amortization.
15.6	Communication of the notification by the Lending Entities’ Agent. The Agent shall inform the Lending Entities of the notification of early amortization no later than the Working Day following its receipt.

15.7.	Irrevocability of the early amortization notification. Once the notification of early amortization has been received by the Agent, unless indicated otherwise in the Agreement, it shall be considered irrevocable.

15.8.	Definitive nature. The amounts amortised early may not be disposed of again by the Borrower.
16. CHANGE OF CIRCUMSTANCES
16.1.	Cost increase
16.1.1.	Repercussion. If, due to legal or regulatory provisions (or due to their interpretation or application by competent authorities), obligations or restrictions are imposed on the Lending Entities which, on account of their participation in this transaction, implies for the latter an increase in the cost of funds taken on the interbank monetary market to which these Entities turn for financing this Agreement or an increase in the consumption of their own resources, or limitations are imposed on the type of interest or commissions entailing a reduction of revenue to which these Entities were entitled by virtue of this Agreement, the Borrower shall be obliged to compensate the Lending Entities involved.

16.1.2.	Exceptions. The provisions of subsection 16.1.1 above shall not be applicable to increases in costs which, where appropriate, are covered by the application of other stipulations of this Agreement or which are due to conduct exclusively attributable to the Lending Entities.

16.1.3.	Calculation of the repercussion. Compensation by the Borrower in accordance with the previous subsections shall be established at the amount transferred by the Agent based on the reasoned detailed justification submitted by the Lender or Entities involved.

16.1.4.	Cancellation due to an increase in costs. If, by virtue of the provisions of subsection 16.1.1, the Borrower is obliged to compensate one or several Lending Entities for an increase in costs, the Borrower may cancel the share in each Tranche of any Lending Entities that were affected by the legal or regulatory provision causing this increase in costs, as an exception to the rules of distribution proportional to payments established in Stipulation 19.4.
16.2.	Unforeseen breach of contract
If, at any time after the Original Signing Date, compliance with any of the obligations under the Agreement implies the breach of any legal or regulatory provision or orderly compulsory measure by any Lender, or binding criteria for its interpretation, which is issued by a competent official authority or organism, the Lender involved may cancel all obligations derived from this Agreement, by notifying the Borrower through the Agent. In these circumstances, the Borrower shall be obliged to reimburse such Lender for its share in the amount of any of the Tranches pending amortization and, at the same time, to pay the corresponding interest calculated up to the date on which payment is actually made, as well as expenses and other amounts that must be paid by virtue of this Agreement, on the date the interest period underway terminates (or, where appropriate, in the period legally permitted, if this is shorter).
16.3.	Mitigation of consequences of the change in circumstances
16.3.1.	Mitigation. Any Lender affected by any of the circumstances indicated in stipulations 16.1 and 16.2 shall strive to make them commercially reasonable to mitigate their consequences.

The previous subsection shall in no way limit or affect the Borrower’s obligations under this Agreement.
16.3.2.	Limitation of liability. The Borrower shall immediately indemnify the Lending Entities for costs and expenses reasonably incurred by them, at the former’s consent, as a result of actions carried out in compliance with subsection 16.3.1 above.
No Lender shall be obliged to perform the actions foreseen in subsection 16.3.1 if, in its reasonable opinion, this could prejudice it or if it is not totally convinced that any expenses incurred shall be totally reimbursed.
16.4.	Favorable change of circumstances
Assuming that the circumstances described in Stipulation 16.1 directly and inversely increase revenue for Lending Entities, the real advantage verified and experienced by each Lender shall be reversed.
16.5.	Change of control
In addition to ordinary amortizations and obligatory cancellation established beforehand in this Agreement, the Majority of the Lending Entities may request the early cancellation of the total amounts available and pending amortization related to each Tranche, as well as payment of interests, commissions and other expenses as these are accrued, in a maximum of fifteen (15) days as from the receipt of the related request, in the assumption that a person or entity other than Abengoa, S.A., individually or acting concertedly with others, obtains control of the Borrower after the Original Signing Date.
The Borrower should notify the Agent of the occurrence of this takeover of control as soon as it is informed.
For these purposes, “control” is understood as:
(a)	capacity or power (be it through ownership of shares, special power, agreement, agency or another form) to:
(i) vote for or control the votes of over 50% of voting rights exercised at the Borrower’s general meeting;

(ii) appoint or dismiss all or over 50% of the members of the Borrower’s board of directors; or

(iii) establish guidelines with regard to the Borrower’s operating and financial policies, which must be accepted by directors or similar personnel; or
(b)	ownership of over 50% of part of the Borrower’s issued equity capital, which corresponds to ordinary or another type of shares that, in each case, are entitled to vote.
Likewise, for these purposes, “acting concertedly” means a group of people who, in compliance with a formal or informal contract or agreement, actively cooperate through directly or indirectly purchasing shares in the Borrower’s equity capital with a view to obtaining or consolidating control of the latter.
17.	COMMISSIONS AND EXPENSES
17.1.	Agency commission
The Borrower shall pay the Agent an annual agency commission whose conditions are established in a separate letter.
17.2.	Availability commission
The Borrower shall pay the Lending Entities under Sub-Tranche B1 an availability fee equivalent to FIFTY PERCENT (50%) of the Margin applicable at each time and on an annual basis over the Total Sum of the part of Sub-Tranche B1 not drawn down, which shall be accrued daily from the Novation Signing Date (included) up until the date when the Availability Period of

Sub-Tranche B1 terminates and it shall be settled and payable by the Borrower at the end of each calendar quarter.
17.3.	DTN Structuring commission
The Borrower has paid Caja Madrid and ING a structuring commission in relation to the Initial Financing, the conditions of which were established in a separate letter.
17.4.	Matchmind/Galian structuring commission
The Borrower shall pay the Directing Organisations a structuring commission in relation to the modification of the terms of this Agreement carried out by virtue of the provisions of the Novation Agreement, the conditions of which are set out in a separate letter.
17.5.	Expenses and taxes
The Borrower shall be responsible for paying expenses and taxes accrued from signing and executing this Agreement and especially, judicial or extrajudicial expenses and attorneys’ and proxies’ fees (even when their involvement was not mandatory) or any others that may arise from the preparation, interpretation, alteration or execution of this Agreement and other Loan Documents, or guarantees or procedures necessary for their fulfilment (specifically including notary’s fees for making this Agreement and/or other Loan Documents public and issuing the first authorised copies to each Lender).
The Borrower shall be responsible for expenses derived from advertisements and publicity on the loan related to this Agreement and any other costs or expenses incurred by the Agent or Lending Entities by virtue of or due to this Agreement or the loan related to it.
18.	TAXES
18.1.	Net payment of taxes
All principal amounts, interest, commissions, costs, expenses or any other amounts that must be paid by the Borrower under this agreement shall be net of any type of tax deduction or retention. The Borrower shall therefore pay the Lending Entities the additional amounts necessary for them to receive the whole amounts they would have received if these taxes, duties, rates or controls did not exist.
The above shall only be applicable for Lending Entities not residing in Spain whenever, before a date established for paying interest, they have supplied the Borrower through an Agent with a residence certificate valid on such date issued by the appropriate tax department which confirms their residence for tax purposes in a European jurisdiction and whenever they do not act through a country or territory legally classed as a tax haven, pursuant to the provisions of Royal Decree 1080/1991 of the 5th July.
Likewise, if any Lender demands any payment into an account of taxes on any sum received or receivable by the former pursuant to this Agreement, which shall include a detailed liquidation of the amount claimed, the Borrower, at the request of the Lender in question (through the Agent), shall immediately indemnify the latter for such payment and for all kinds of interest, sanctions or expenses that may arise or must be paid with regard to this and that are not attributable to such Lender. The content of this paragraph shall not be applicable in case of any tax that encumbers the net benefits of a Lender and that is applicable in the jurisdiction where the latter resides or from where it is loaning funds by virtue of this Agreement. All of the above notwithstanding the fact that the provisions of the first paragraph of this Stipulation (18.1) apply to eventual deductions or retentions applicable by virtue of the norms that rule such tax.
18.2.	Tax payment letters
If, at any time, the Borrower is ordered to make any deduction or retention with regard to any amount owed by it pursuant to this Agreement (or, if their type of form according to which such deductions or retentions must be calculated vary at a later date), the Borrower shall immediately notify the Agent of this.
If the Borrower makes any type of payment pursuant to this Agreement with regard to which it is requested to make a reduction or retention, it shall pay the tax authority or any other competent entity, the total amount it is requested to deduct or retain within the period permitted for such payment according to the applicable law, and shall provide the Agent for the Lender with the original payment letter (or a certified copy of it) in a maximum of thirty (30) days following that on which payment has been made to the competent authority. The letter shall be issued by such authority, which confirms payment made to it of all amounts that must be deducted or retained with regard to the part of such payment that corresponds to the afore-mentioned Lender.
18.3.	Recovery and reversion of tax retentions
Assuming that after an additional payment has been made by the Borrower by virtue of Stipulation 18.1, a Lender considers that it has recovered the amount retained, deducted or paid into an account, which had caused such additional payment, such an amount shall be collected by such Lender from the Borrower as soon as possible after its actual recovery. Nevertheless, nothing in this Stipulation (18.3) shall oblige Lending Entities to alter the tax management followed to date.
18.4.	Early cancellation due to an increase in costs.
If, in an unforeseeable and original manner and by virtue of the provisions of Stipulation 18.1, the Borrower is obliged to make additional payments on account of the application of deductions or retentions with regard to one or several Lending Entities, the former may cancel and amortise its share in any Tranche of any Lending Entities whose payments are affected by such deductions or retentions, as an exception to the rules of proportional distribution of payments established in Stipulation 19.4.
19.	PAYMENTS AND INDEMNITIES
19.1.	Forms of payment
The Borrower should make the payments due by virtue of this Agreement pursuant to the following terms and conditions:
19.1.1. Time, hour and value date: Payments should be made on the due date, without the need for a daily reminder, before 10 a.m. with the same-day value.
19.1.2. Foreign currency: Payments should be made in Euros, except for those concerning costs, expenses or taxes, which should be made in the currency in which they incurred or were generated.
19.1.3. Payment Accounts: Payments due by the Borrower by virtue of this Agreement should be made into the Payment Account and the Agent shall be expressly and irrevocably authorised to deposit into such accounts any amounts owed by the Borrower by virtue of this Agreement.
19.2.	Reliability and irrevocability of payments
Payments shall be considered made and legal when a firm and irrevocable deposit has been made into the Agent’s accounts, in accordance with valid banking customs and norms. The Agent shall distribute proportional payments amongst the Lending Entities using the same value-date and currency as that corresponding to payments received by the Borrower.
19.3.	Allocation
The payment allocation regime shall be the following:
19.3.1. Amount allocation: Payments made by the Borrower, either under any Tranche, shall be allocated to matured debts in the following order:
(i)	arrears and ordinary interest;

(ii)	fees and commissions;

(iii)	expenses and taxes;

(iv)	indemnities and additional compensations foreseen in Stipulation 16;

(v)	judicial costs; and

(vi)	principal amount.
19.3.2.	Date allocation: Within each concept and notwithstanding the provisions for obligatory cancellation, the oldest debt shall be paid before the most recent one. However, if for any reason, the most recent debt is paid, this shall not imply that Lending Entities renounce collection of the oldest debt.
19.4.	Proportional distribution of payments to Lending Entities
19.4.1.	Payment proportionality according to the share of each Lender. All payments received by Lending Entities by virtue of this Agreement, either via the Agent or any other, where appropriate, must be proportional to their respective share in each Tranche. Any Lender that receives payment on account of this Agreement that does not respect this proportionality shall place the amounts received at the disposal of the Agent for the purpose of their timely redistribution amongst all Lending Entities.

However, the following circumstances shall be excluded from the provisions of this subsection (19.4.1):
(i)	payments received by a Lender for an individual claim (extrajudicial or judicial, whose requirements are established in subsection 25.2) foreseen in this Agreement;

(ii)	if any Lender has received more than the rest of the Lending Entities through the application of article 91.6 of Bankruptcy Law 22/2003, of the 9th July, (henceforth “Bankruptcy Law”), whenever this entity has offered the rest of the Lending Entities the possibility of filing a joint bankruptcy application through the Agent and such joint request was not agreed upon in a maximum of thirty (30) Working Days, before the bankruptcy of the Borrower and/or Guarantors is filed and in compliance with the requirements established in this Agreement

(iii)	when, within the framework of the Borrower’s bankruptcy and pursuant to the provisions of the Bankruptcy Law, one or several Lending Entities have received less than their due proportion as they are related to the debtor.
19.4.2.	Agent Reimbursement. If the Agent legally makes a payment related to funds received as an Agent and due to these funds not being firmly and irrevocably deposited in its accounts, it has to return them or lose its right to them in any other way, all those receiving these payments shall then be obliged to immediately return them to the Agent, indicating the day of receipt as their value-date.
It is hereby clarified that the Agent shall not be obliged to pay any amount to one party on behalf of the other by virtue of this Agreement, until it has been able to prove, to its satisfaction, that it has previously received the afore-mentioned amount.
19.5.	Balance compensation
All credits subject to compensation, which the Borrower or Guarantors hold or possess by virtue of accounts, deposits or any other bond, on behalf of or in Lending Entities, shall be applied to payment of their respective Loan liabilities (without prejudice to the applicable mandatory regulations and, especially, the provisions of the Bankruptcy Law with regard to the Borrower’s bankruptcy).
19.5.1.	Net asset investment and foreign currency conversion. The authority foreseen in this Stipulation (19.5) shall be directly applicable to net or easily payable credits, although these are not designated in the foreign currency of the obligation owed, in which case Lending Entities may make the conversion corresponding to the types of market in force at the time.

19.5.2.	Disposal of quoted securities. Concerning quoted securities, Lending Entities are authorised to dispose of them at the expense and risk of the Borrower or Guarantor in question at the best possible price and then, with regard to the net price obtained, carry out the transactions described in Stipulation 19.5 and convert foreign currency, where appropriate.

19.5.3.	Return of amounts charged in excess, notwithstanding other listings. Notwithstanding the provisions of subsection 19.4.1, if, as a result of the transactions foreseen in this Stipulation (19.5), any Lender charges an amount exceeding the proportional amount of its credits to the Borrower by virtue of this Agreement, the former shall be solely obliged to place the excess at the disposal of the Agent for its distribution amongst the rest of the Lending Entities.
19.6.	Indemnification of the damages caused to the Lenders
The Borrower undertakes to hold the Lenders harmless:
(a)	paying the costs incurred as a consequence of an amortization or payment made on a date other than the normal due date of the obligation or on a date other than the last day of an Interest Period or in a currency other than the currency in which the debt is denominated;

(b)	against all costs or claims brought in connection with this Contract, duly demonstrated damages, necessary expenses (including legal fees) or liabilities (excluding any loss of profit other than as provided for in part (a) above), along with the applicable VAT, incurred or sustained by any of them as a consequence of any termination event or breach by the Borrower or by any of the Guarantors of the obligations assumed by them under this agreement and

(c)	Against any harm or damage, duly demonstrated, sustained by any of them as a result of contributing or committing the funds corresponding to their participation in a drawdown when the said drawdown is not delivered to the Borrower as a consequence of the terms of any of the provisions of this Contract.
20.	ACCOUNTS
20.1.	Agent Accounts
The Agent will open four accounts for the Borrower for the financing under this Contract where the drawdowns charged against Tranche A and to Sub-Tranche A1, and Tranche B and Sub-Tranche B1, respectively, will be debited, along with interest, fees, expenses, late interest, additional costs and any other amounts payable by the Borrower in connection with those Tranches. The Agent will credit those accounts with the amounts received according to Stipulation 19, in such a way that the balances in those accounts represents owed by the Lender at any given time under this Contract.
20.2.	Lender Accounts
Each Lender may open a special account for the financing under this Contract (or alternatively a special account for each one of the Tranches) where it will deposit its participation in the amount of Tranche and Tranche B along with the interest, fees, expenses, late interest and any other amounts payable by the Borrower in connection with those tranches, with or without the Agent’s mediation, so that the balance in the accounts represents the amount owed by the Borrower to the Lender at any given time.
It is hereby noted that the accounts referred to in Stipulation 20.2 to be opened and maintained by each Lender are not comparable to current bank accounts.
20.3.	Maintenance of accounts in the event of assignment
In the event of an assignment pursuant to Stipulation 24 below, the assignor shall cancel part or all of the accounts and the assignee shall then open the corresponding accounts.
21.	DECLARATIONS OF THE LENDER AND THE GUARANTORS
21.1.	Declarations
The Borrower and each one of the Guarantors make the following declarations to the Lenders (with regard to themselves and their Group Companies):

21.1.1.	Legal Status: They are validly incorporated companies according to the laws in their jurisdictions with the legal capacity to own assets and to pursue their business objectives in the manner in which they currently do so.

21.1.2.	Binding obligations: all of the obligations assumed under this Contract or in the execution, fulfilment or development thereof are legal, valid, binding and enforceable.

21.1.3.	Non-existence of conflicts with other obligations: Neither the formalisation nor the execution or fulfilment of the Financing Document is or will be in conflict with (i) any applicable law or regulation; (ii) any incorporation documents or bylaws or (iii) any instrument or agreement binding on them or their assets and will not enable the other parties to those agreements to terminate or modify them in any way.

21.1.4.	Ability to act: They have the capacity to act, to execute this contract and to comply with all of the rights and obligations derived therefrom;

21.1.5.	Powers and authorisations: They have obtained (and have kept up to date) all necessary authorisations and have followed the required procedures for (i) allowing them to sign and comply with all of the clauses of the Financing Documents to which they are parties and (ii) to ensure that the Financing Documents to which they are parties are admissible as evidence in their respective jurisdictions;

21.1.6.	Applicable legislation and jurisdiction: (i) the choice of Spanish common law as the governing law of the Contract and the Financing Documents to which they are parties shall be recognised and applied in the country of jurisdiction and (ii) any ruling or decision issued in Spain in relation to the Financing Documents shall be recognised and applied in the country of their jurisdiction.

21.1.7.	Tax deductions: they are not obliged, as of the Novation Signing Date, to make any tax deductions against the payments made under this Contract to the Lenders.

21.1.8.	Absence of registers and document fees: According to the legislation in their jurisdictions, it is not necessary for the Financing Documents to be filed with, inscribed or registered with any court or any other body or for any document, registration or similar fees to be paid in relation to the Financing Documents or the transactions foreseen in them.

21.1.9.	Non-existence of Early Termination Events: There are no Termination Events or circumstances which, with the passage of time, would constitute a Termination Event.

21.1.10.	Veracity of the information supplied:
(i)	All of the information provided by any Group company is and shall be true and accurate in all substantial aspects on the date on which it is provided or the date to which it refers;

(ii)	The financial forecasts contains in the Financial Model provided to the Lenders were prepared on the basis of recent historical information and reasonable assumptions;

(iii)	All of the written information provided to the Lenders by any member of the Group is true, complete and accurate in all substantial aspects as of the date on which it was provided.
21.1.11.	Financial statements: The consolidated and individual financial statements of the Borrower and the Guarantors for the period ended 31 December 2008 are complete and accurate and present a faithful image of the financial situation as of the date on which they were prepared and were drawn up according to generally accepted accounting rules. As of the Novation Signing Date, there had been no Substantial Adverse Effect on Telvent between 31 December 2008 and the date of this Contract.

21.1.12.	Pari passu: The rights of the Lenders under the Financing Documents are equal in rank to those of other non-guaranteed creditors of the Borrower and the Guarantors, with the exception of the creditors referred to in sections 3 and 4 articles 90.1 of the Bankruptcy Act or sections 1 through 5 of Article 91 of the Bankruptcy Act.

21.1.13.	Litigation: To the best of the Borrower’s and the Guarantors’ knowledge, no litigation has been brought or is pending and there are no announcements of any lawsuits, proceedings or administrative claims to be brought before any court or arbitration panel against them or against their respective subsidiaries or against any of their assets which, in and of itself or together with other proceedings or claims, could result in a Substantial Adverse Effect for Telvent.
21.1.14.	Environmental compliance: They have complied in all substantial aspects with their environmental obligations and with all applicable environmental laws, including those which refer directly or indirectly to contamination, pollution, waste, dumping or emissions of toxic or hazardous substances in relation to the property owned, leased or occupied by the Borrower, the Guarantors or the Subsidiaries, when such non-compliance could reasonably be expected to result in a Substantial Adverse Effect for Telvent.

21.1.15.	Environmental claims: To the best of their knowledge, there are no environmental claims now pending or any intention to bring any environmental claims against the Borrower or the Guarantors, which could result in a Substantial Adverse Effect for Telvent.

21.1.16.	Regulatory compliance: (a) They are up to date in all substantial aspects in all applicable fiscal, mercantile, commercial, civil, labour and social security obligations relative to their assets, and have not been delinquent or penalised (except (i) when payment has been appealed in good faith (ii) when the necessary reserves have been set up to cover their obligations or (iii) when such payments can be legally retained) and there is no reason to believe that any tax-related claims will be brought against the Borrower or the Guarantors and (b) they are in compliance with all civil, mercantile, administrative, fiscal, labour and other applicable rules and regulations.

21.1.17.	Licences: (a) They possess valid authorisation, approvals and licences required to conduct their business and have not committed any breach relative to the terms and conditions governing them; (b) they have not been notified of any modification or variation of the conditions of any such authorisations, approvals or licences which would result in a Substantial Adverse Effect for Telvent; (c) they have not received any notice from the competent authorities informing them of the lack of any needed authorisation, approval or license in which they are ordered to apply for or obtain them; and (d) as of the Novation Signing Date there is no reason to believe that any of the authorisations, approvals or licences they possess will be revoked or cancelled.

21.1.18.	Non-existence of bankruptcy situations: (i) Neither the Borrower nor the Guarantors are in the process of any bankruptcy proceedings or reorganisation process or other proceedings of a legal or private nature in connection with a situation of insolvency or inability to meet their payment obligations; (ii) the value of the Borrower’s and/or the Guarantors’ assets is not less than the value of their liabilities (taking into account for these purposes any contingent and future obligations; and (iii) no payment moratorium has been declared in relation to any of the Borrower’s and/or the Guarantors’ debt.

21.1.19.	Non-existence of charges on assets: there are no charges or encumbrances on the assets of the Borrower or the Guarantors other than the Existing Guarantees described in Appendix 5.

21.1.20.	Personal guarantees: No personal guarantees have been given to third parties other than the Existing Guarantees described in Appendix 5. Specifically, no personal guarantees of any description have been granted guaranteeing any obligations undertaken by the companies belonging to the group controlled by Abengoa, S.A. (excluding the Group for these purposes).

21.1.21.	Non-existence of breach: There have been circumstances which constitute or which, merely due to the passage of time, would constitute any contravention or breach of any contract or instrument which binds, affects or obliged the Borrower or the Guarantors or any of their assets.

21.1.22.	Third party guarantee: Neither the formalisation of this Contract nor the rights and obligations arising therefrom shall be used by the Borrower or the Guarantors to guarantee part or all of their present or future income or assets in favour of third parties.

21.1.23.	Information: To the best of their knowledge, there are no events or circumstances which have not been communicated to the Lenders which, were they to occur, could have a substantial negative influence on the decision of the Lenders to grant the Financing to the Borrower under the terms of this Contract.
     21.2.           Reiteration of Representations and Warranties
The representations and warranties contained in sections 21.1.1 to 21.1.6, 21.1.9, 21.1.10, 21.1.11 to 21.1.19 and 21.1.21 are understood to be reiterated mutatis mutandis and by reference to the facts and circumstances existing then or applicable on the dates on which a Drawdown Request is sent and on the starting date of each Interest Period and, in relation to any new Guarantors who are added to the Contract pursuant to the terms of section 26.3.2 on the joining date.
22.	OBLIGATIONS
22.1	Reporting Obligations
The Borrower and the Guarantors (or the Borrower where specifically established) undertake to comply with the following reporting obligations:
22.1.1.	Documentation and financial information: The following documentation or financial information will be delivered to the Agent (with enough copies for all Lenders):
(i)	as soon as approved by the general meeting of shareholders and at the latest within seven (7) days of being filed with the SEC, but in any event within one hundred eighty (180) days of the end of the fiscal year: (a) the audited Consolidated Annual Financial Statements for that fiscal year and (b) the audited Individual Annual Financial Statements (provided they are legally obliged to have them audited; otherwise, unaudited) of the Borrower and of each Guarantor for the fiscal year in question and

(ii)	as soon as available but in any case no later than the earliest of (i) the date that is seven (7) days after that on which they must be submitted to the SEC and (ii) sixty (60) days after the end of each six-month period of the fiscal year: (a) the unaudited Consolidated Annual Financial Statements for the six-month period in question and (b) the unaudited Individual Annual Financial Statements of the Borrower and of each Guarantor for the six-month period in question that were used to prepare the Consolidated Financial Accounts.
The financial statements submitted under this section shall be certified by a duly authorised representative of the company who shall declare that they accurately represent the company’s financial situation as of the date on which they were prepared.
22.1.2.	Certificates of compliance. Along with the six-month and annual Consolidated Financial Statements submitted by the Borrower under section 22.1.1 above, the Borrower shall also submit the Ratio Compliance Certificate to the Agent.
The Ratio Compliance Certificates shall identify all of the Acquisitions without Recourse and the Project Companies, along with those excluded by the Borrower’s auditor pursuant to the definitions included under Stipulation 1.1 of this Contract (except as otherwise agreed by the Borrower and the Lenders). Furthermore, Ratio Compliance Certificates accompanying audited Consolidated Annual Financial Statements, a description of the compliance guarantees delivered in relation to non-recourse factoring transactions held by any Group company which are referred to in section 22.2.7 below, describing the nature of the guarantees in detail and the scope of the obligations guaranteed under the same.
The Ratio Compliance Certificates shall be signed by a duly authorised representative of the Borrower and, if accompanied by the audited Consolidated Annual Financial Statements, must be certified by the Borrower’s auditors as shown on the model enclosed herewith as Appendix 2.
22.1.3.	Auditor’s report, access to auditors in the case of delay. The Auditor’s Report on the Borrower’s Consolidated Annual Financial Statements shall be submitted according to the terms indicated in (i) of section 22.1.1. If this were not the case, the Agent may consult the Borrower regarding the reasons for the delay. If Agent does not receive a satisfactory response within three (3) days, the Agent may consult the Borrower’s auditor regarding the reasons for the delay and the perspectives in terms of the final content of the auditor’s report.
22.1.4.	Relevant events or circumstances and additional information. The Borrower undertakes to inform the Agent in writing and in sufficient detail of the following events or circumstances:
(i)	Relevant events: any event that is relevant to the business or expectations of the Borrower or the Guarantors or that has or could have a substantial effect on their solvency, notwithstanding, where applicable, the prior or simultaneous fulfilment of the applicable regulatory obligations, in particular and without limitation, the prior or simultaneous fulfilment of any reporting obligations on the part Borrower to the SEC.

(ii)	Litigation: any effective, imminent or pending judicial, arbitration or administrative proceeding against any member of the Group that could result in a Substantial Adverse Effect for Telvent.

(iii)	Grounds for termination: immediately and as soon as it becomes known, any event constituting grounds for termination that has occurred and can reasonably be expected to occur (and any measures being taken to correct it).
At the Agent’s request, the Borrower shall, as soon as possible, provide a certificate signed by a representative with sufficient powers confirming the non-existence of grounds for termination.
(iv)	Additional information. The information reasonably requested by the Lender (through the Agent) on the financial and operating situation of any Group company.
22.1.5.	Inspection of books and records.
At the Agent’s request (following the instructions of any Financing Entity), with at least forty-eight (48) hours of advance notice and without altering the Borrower’s normal course of business, the Borrower shall allow the Agent and any of the Agent’s representatives, advisors or contractors to inspect the books and records of any member of the Group during business hours.
22.1.6.	“Know Your Customer” Requirements
If
(i)	the passage of a law or regulation or any change thereto (or in its interpretation, development or application) occurring after the Original Signing Date;

(ii)	any change to the Borrower’s or Guarantors’ status after the Original Signing Date or the addition of new Guarantors as required pursuant to this Contract

(iii)	a proposal for the assignment or transfer by one Lender of any of its rights or obligations under this Contract to a party that was a not a Lender prior to the said assignment or transfer;
obliges the Agent or any Lender (or in the case of part (iii) above to any potential new Lender) to comply with the “know your customer” rules or similar identification procedures under circumstances in which the necessary information is not yet in their possession, the Borrower and each Guarantor shall in good faith provide, upon the request of the Agent or any Lender, any and all documentation or evidence that is reasonably requested by the Agent (acting alone or on behalf of any Lender) or by any Lender (acting alone or, under the circumstances referred to in section (iii) above, on behalf of any potential new Lender) so as to allow the Agent, the Lender or, in the case under the circumstances referred to in part (iii) above, any potential new Lender to verify the compliance with all “know your customer” rules or similar identification procedures under the applicable laws and regulations governing the legal business referred to in this Contract.

22.2	Obligation to do and not to do
The Borrower and the Guarantors (or the Borrower when specifically established) undertake to respect (and to ensure that the Group companies respect) the following:

22.2.1.	Purpose of the financing. To use the financing exclusively for the purposes permitted under this Contract.

22.2.2.	Compliance with the law. To comply in all substantial aspects with civil, mercantile, administrative, environmental, fiscal, labour and any other applicable legislation in those cases where non-compliance could affect the parties’ ability to comply with their obligations under the Financing Documents.

22.2.3.	Maintenance of authorisations and licences. Maintenance and conservation of any licences, permits or authorisations needed to conduct their business or to comply with their obligations under this Contract.

22.2.4.	Pari Passu. To ensure that the rights of the Lenders under the Financing Documents are equal in rank to those of other non-guaranteed creditors of the Borrower and the Guarantors, with the exception of the creditors referred to in sections 3 and 4 articles 90.1 of the Bankruptcy Act or sections 1 through 5 of Article 91 of the Bankruptcy Act.

22.2.5.	Market conditions. To carry out all commercial or financial transactions with shareholders, Group companies or third parties under market conditions, for legitimate reasons and taking the Group’s interests into account.

22.2.6.	Auditors. To have their accounts audited by an auditing firm of recognised prestige.

22.2.7.	Insurance. To take out and/or maintain with insurance companies of recognised solvency insurance policies against commercially insurable risks in the amounts and according to the criteria insurance policies normally applicable in the sector.

22.2.8.	Ownership of assets. To preserve the ownership or the legitimate right to use the relevant assets, both tangible and intangible, in particular the industrial and intellectual property rights needed to conduct their business.

22.2.9.	Non-compliance. To report as quickly as possible the existence of any non-compliance with their obligations under the Financing Documents or any other documents referred to therein. Once the report has been made, to provide the Agent or any advisor or representative designated by the Agent, following the instructions of the majority of the Lenders, with all reasonable documentation, records, books and information requested by the Agent. Any reasonably incurred expenses associated with such access shall be paid by the Borrower and the Guarantors accordingly.

22.2.10.	Compliance with environmental regulations. To comply in all substantial aspects with their environmental obligations and with all applicable environmental laws, including those which refer directly or indirectly to contamination, pollution, waste, dumping or emissions of toxic or hazardous substances in relation to the property owned, leased or occupied by the Borrower, the Guarantors or the Subsidiaries, when such non-compliance could reasonably be expected to result in a Substantial Adverse Effect for Telvent.

22.2.11.	Environmental claim. The Borrower shall inform the Agent in writing, as soon as it becomes aware of (i) any environmental claim that has been filed or (is imminent to the best of the Borrower’s knowledge) against any Group company; or (ii) any event or circumstance that could result in an environmental claim being brought against any Group company; provided that the claim, if settled, could result in a Substantial Adverse Effect for Telvent.

22.2.12.	Fiscal and other obligations. To remain up to date in all substantial aspects with all applicable fiscal, mercantile, commercial, civil, labour and social security obligations relative to their assets, and to refrain from being delinquent or penalised, except (i) when payment has been appealed in good faith (ii) when the necessary reserves have been set up to cover their obligations or (iii) when such payments can be legally retained.

22.2.13.	Hedging instrument. Within three (3) months of the Novation Date of Signing, the Borrower shall arrange with La Caixa, under market conditions, interest rate hedging mechanisms, the notional value of which shall be equivalent to at least 100% of the Sub-Tranche B1 Financing Amount drawn down at any given time. Furthermore, the Borrower shall be obliged to maintain Hedging Agreements in force up until the Expiry Date of Tranche B and Sub-Tranche B1

22.2.14.	Business reorganisation. To refrain from agreeing to the dissolution, liquidation, spin-off, transformation, merger, acquisition or absorptions, except mergers (i) in which the resulting entity continues to be directly or indirectly controlled by the Borrower and provided that such mergers do not result in a Substantial Adverse Effect for Telvent and (ii) in which the resulting entity becomes or continues to be a Guarantor under this Contract (assuming that any of the member companies of the resulting entity were a Guarantor immediately prior to the merger).

22.2.15.	Change of business. To refrain from making changes to the nature or scope of the commercial activity with respect to that which existed on the date of this Contract.

22.2.16.	Absence of encumbrances. Except as refers to Abengoa, to refrain from granting any type of real guarantee (including pledges, mortgages or any other type of real lien or encumbrance) on the assets and rights in favour of third party creditors other than the Existing Guarantees.
                 The terms of the preceding paragraph shall not apply to:
(a)	Guarantees created by a ministry of the law; and

(b)	Guarantees granted on shares or participations in the share capital of the Project Companies or the debt assumed by Project companies and guarantees issued on shares or participations representing the share capital or the debt assumed by those companies or on those assets which are or have been the object of financing for acquisition without recourse against the Borrower, Borrower, the Guarantors or their subsidiaries and the corresponding financing entities have required this.
22.2.17.	Finance and guarantees. To refrain from granting (a) loans or credits (particularly with regard to any type of financing or other contributions in favour of DTN), neither (b) Financial Guarantees or other personal guarantees for the benefit of any person for a joint maximum sum exceeding sixty million Euros (€ 60,000,000), except as follows:
(i)	any guarantees granted to replace Existing Guarantees for the same sum and in guarantee of the same obligations of the former;

(ii)	Financing for Abengoa, S.A. and any of its Group companies in the ordinary course of their business and provided that the amount at any given time does not exceed FIFTEEN MILLION EUROS (€ 15,000,000), on the understanding that this restriction shall not apply to the financing granted to Group companies (in relation to which the terms of section (iii) below shall apply;

(iii)	Financing, financial guarantees and other personal guarantees on account or in favour of any companies of the Group other than the Borrower and the Guarantors (excluding, for these purposes, the Project Companies and Acquisitions without Recourse) in the ordinary course of their business and provided that the amount at any given time does not exceed FIFTEEN MILLION EUROS (€ 15,000,000) and

(iv)	Guarantees other than those indicated in section (iii) above granted by the Borrower or its Material Subsidiaries in relation to the obligations of other Group companies in the ordinary course of their business (including but not limited to, for the purposes stated above, (a) compliance guarantees furnished in relation to non-recourse factoring transactions held by any Group company with the aim of exclusively responding to possible technical claims or commercial disputes in relation to the works corresponding to the invoices assigned (and, therefore, without being liable in any case versus the beneficiary of the guarantee in the case of mere non-payment of said invoices), (b) counter-guarantees furnished in relation to any manner of Technical Guarantees in favour of the organisations issuing the same, and (c) any guarantees or counter-guarantees furnished in relation to obligations undertaken by any Group company under any immoveable goods leasing agreement for business premises); and
(v)	Guarantees furnished in accordance with the provisions of Clause 26.2.1 in favour of the Lending Entities under Tranche A and Tranche B in relation to the obligations undertaken by the Borrower under the relevant Hedging Agreements.
22.2.18.	Group company debt. With regard to the Group companies other than the Borrower, the Guarantors, the Project Companies and the Acquisitions without Recourse, to refrain from any type of indebtedness (this being understood as any of the items included in the Definition of Net Financial Debt) up to a total amount of TEN MILLION EUROS (€ 10,000,000).

22.2.19.	Financial leases. To refrain from financing using financial lease operations except those included in the definition of Net Financial Debt for the calculation of Financial Ratios.

22.2.20.	Operating leases. To refrain from making payments under operating leases in excess of a joint annual maximum amount of TWENTY-FIVE MILLION EUROS (€ 25,000,000).

22.2.21.	Bankruptcy proceedings. The Borrower and the Guarantors shall abstain from bringing actions leading to dissolution, liquidation or bankruptcy or from other actions, in or out of court, which lead to identical results, except as required to do so by law.

22.2.22.	Modification of fiscal year. The Borrower shall not modify the length or the closing date of the fiscal year without previously or simultaneously notifying the Agent and modifying this Contract accordingly in terms that are satisfactory to the Agent in relation with the obligation of submitting the Financial Statements, the Consolidated Financial Statements and the calculation of the Financial Ratios contained in this Contract.

22.2.23.	Modification of the DTN purchase-sale contract. With regard to Telvent Export, to refrain from modifying the terms and conditions of the DTN Purchase-Sale Agreement nor waive any rights it were entitled to under the same, except in the case it had prior consent in writing from the Agent, following the agreement of the Majority of the Lending Entities.

22.2.24.	Amendment of the Matchmind/Galian Sales Agreements. For Telvent Outsourcing, not amending the terms and conditions of Matchmind/Galian Sales Agreements nor waiving any rights it may be entitled to thereunder, except in the case the Agent granted its prior consent in writing following the agreement of the Majority of Lending Entities.

22.2.25.	Disposal of assets. To refrain from selling, leasing, disposing of, segregating, assign or otherwise disposing of any property, rights or assets, except when the sale, lease, transmission or disposal is carried out at fair market value in the ordinary course of business and provided that the funds obtained from such sale, lease transmission or disposal are applied to the early repayment of the Tranches or are reinvested in the Borrower’s business in the terms established in Stipulation 15.1.2.

22.2.26.	Payment of upfront price for the acquisition of DTN. The Borrower undertakes to provide Telvent Export with funding from the Financing, the Capital Increase and the Maximum Authorised Cash Available by extending a subordinated loan in respect of this Financing, in terms that are satisfactory to the Lenders, on the closing date of the acquisition of the DTN shares by Telvent Export, and Telvent Export specifically undertakes to pay the Upfront Price for the acquisition of DTN exclusively out of those funds. In addition to the subordinated loan, the Borrower undertakes to simultaneously execute a pledge in favour of the Lenders to the credit rights derived therefrom, according to the model enclosed herewith as Appendix 8.

22.2.27.	Payment of the price for the acquisition of the Matchmind Shares and the Galian Shares. The Borrower undertakes to supply Telvent Outsourcing with funds from Sub-Tranche A1 and Sub-Tranche B1 with the granting of several subordinate loans for this Financing in terms which are satisfactory for the Lending Entities, within a term of seven (7) days from the date on which the closure of acquisition of Matchmind Shares and Galian Shares occurred by Telvent Outsourcing and on each one of the dates on which

Matchmind/Galian Payments in Instalments which must be paid and Telvent Outsourcing expressly agrees to pay the price of the acquisition of Matchmind Shares and Galian Shares exclusively from such funds and from treasury up to a maximum sum of three hundred and fifty thousand Euros (€ 350,000).
22.2.28.	Drawdown documentation. Notwithstanding the power of the Lenders to accredit the Borrower’s debt (including the drawdowns) as provided for in clause 27 within three (3) business days of the date on which each one of the drawdowns occurs, the Borrower undertakes to execute before a notary public of its choice, through a duly authorised representative, a certificate of recognition of debt in favour of the Lenders in order to reflect the receipt of the funds corresponding to the drawdowns by the Borrower.
22.2.29.	Legal opinions in relation to certain Guarantors. The Borrower undertakes to supply the following to the Lending Entities, to their complete satisfaction and in a term of seven (7) days following the Novation Signing Date, (a) legal opinions of the legal counsel of the Lending Entities regarding Telvent Farradyne, Telvent USA, Telvent Traffic and Telvent Canada, in a manner which is substantially similar to the model provided for this purpose prior to the Novation Signing Date which, in any event, must include (i) the declaration of the choice of Spanish legislation as the legislation governing the Novation Agreement and the Financing Documents that they are a party to, and the application thereof in the country of their jurisdiction; and (ii) a declaration that any rulings or judgements issued in Spain in relation to the Financing Documents shall be acknowledged and applied in the country of their jurisdiction; and (b) the company documents for Telvent Farradyne, Telvent USA, Telvent Traffic and Telvent Canada, as set forth in section 6.2.2 (a) (ii) above.
22.3.	Financial obligations
The Borrower undertakes to comply at all times with the following financial obligations:
22.3.1.	Capex. The Capex incurred in each fiscal year over the life of the Financing, specifically excluding (i) the amounts invested in other companies as foreseen in the Financial Model and defined therein as Investments in Related Parties, (in particular, including but not limited to, the sums for the acquisition of Matchmind Shares and Galian Shares), and (ii) Renting or Leasing Transactions with no Impact on Treasury (except for the instalments of the same paid within the relevant financial year), may not exceed FIFTEEN MILLION EUROS (€ 15,000,000), and the maximum aggregate amount for the entire period of time may not exceed FIFTY MILLION EUROS (€ 50,000,000). In any event, if in any given fiscal year the Borrower were to make investments below the annual established limit, it would be allowed to increase the Capex limit for the next fiscal year in an amount equivalent to the difference between the annual limit and the amount actually incurred, although the Borrower shall only be allowed to do this once during the life of the Financing.
The amount of the DTN Deferred Payments and any additional payments for Adjustments to the DTN Purchase-Sale Price made by Telvent Export during the life of the Financing as stipulated in the DTN Purchase-Sale Agreement, as well as the sum for any additional payments for Matchmind/Galian Sales Agreement Adjustments which Telvent Outsourcing pays during the life of the Financing Agreement, in accordance with the stipulations contained in Matchmind/Galian Sales Agreements, respectively, shall count towards the Capex limit for the fiscal year in which such payments are made. Prior to making any such payments, the Borrower shall provide the Agent with a certificate signed by a duly authorised representative of the Borrower stating that there will be no breach of the Financial Ratios as a consequence of making such payments.
The above notwithstanding, the Borrower shall be authorised to exceed the Capex limits established in this section provided that it will result in a breach of the Debt Ratio and the Debt Service Coverage Ratio in relation to the next to calculation periods of the Financial Ratios as a consequence of having exceeded the limits. To this end, if the Borrower decides to exceed the Capex limits, it shall be obliged to provide the Agent with a certificate, signed by a duly authorised representative of the Borrower, including a forecast of the Debt Ratio and Debt Service Coverage Ratio for the next two periods covered by the Financial Ratio calculation, certifying compliance once the total Capex figure has been recorded in the corresponding items (including the excess of the limit established herein).
22.3.2.	Interest Coverage Ratio. The Interest Coverage Ratio, determined as indicated in section 22.3.6 below, should by higher than 3.5x.
22.3.3.	Debt Service Coverage Ratio. The Debt Service Coverage Ratio, determined as indicated in section 22.3.6 below, should by higher than 1.1x.
22.3.4.	Debt Rate. The Debt Ratio, determined as indicated in section 22.3.6 below, should be less than:

Year	Ratio
2008	3.00x
2009	2.75x
2010 and thereafter	2.50x
22.3.5.	Ratio Pay-Out. The Ratio Pay-Out, determined as indicated in section 22.3.6 below, should be less than 50%.
22.3.6.	Procedure for determining the value of financial ratios. The value of the Financial Ratios shall be determined by the Certificate of Compliance of Rations submitted by the Borrower along with the annual or six-monthly Consolidated Financial Statements, both calculated for the preceding twelve-month period.
It is hereby noted that, given the fact that Spain adheres to International Accounting Standards which are subject to change by the accounting authorities in Spain and the European Union, the parties have calculated the values for the Financial Ratios indicated above on the basis of the International Accounting Standards in force when the Borrower’s Consolidated Financial Statements for the fiscal year ended 31 December 2007 were prepared. Hence, any changes to those accounting standards, when they affect the calculation and/or levels of the Financial Ratios, shall not have the effect of a breach of the terms of part 3.1 above.
If there is any such change, the parties will immediately commence good faith negotiations to redefine the Financial Ratio calculations or levels, based on the adjustments to the accounting standards. If they are unable to reach an agreement within forty-five (45) days of starting the negotiations, the Agent may refer to matter to an auditing firm of recognised international prestige to resolve any possible discrepancies, whose decision shall preserve the substance of what has been agreed by the parties to this Contract, particularly relative to the items used to define Net Financial Debt, EBITDA, Cash Flow Available for Debt Service and Net Financial Expenses. The expenses associated with that intervention shall be paid by the Borrower.
At all times until an agreement is reached to redefine the Financial Ratios, the Borrower shall provide sufficiently detailed information in a format reasonably requested by the Agent to allow the Lenders to compare the level of compliance of the Financial Ratios before and after the application of the new, modified, reinterpreted or clarified accounting principles.
23.	AGENCY
23.1.	Mandate
The Agent’s position is instituted in the following terms:
23.1.1.	Appointment and acceptance. Caja Madrid is appointed as the Agent for the financing to which this Contract refers and has accepted the appointed.
23.1.2.	Liberating effects of payments made to the Agent. Any payments of any kind made under this Contract must be made by the Borrower to the Agent and shall have the same liberating effects for the Borrower as though they had been received in the corresponding proportion by the Lenders.

23.1.3.	Full effect of notices made to the Agent. Any notice given to or received by the Agent shall have the same effect as if it had been given to or received by the Lenders. In particular, the shall only forward to the Agent the information that is needed by the Lenders to comply with their obligations towards supervisory bodies, such as the information to be reported to the Bank of Spain’s Risk Information Centre.

23.1.4.	Actions of the Agent on its own initiative or at the request of a Majority of Lenders. The Agent shall act within the framework of this Contract on its own initiative or at the request of a Majority of Lenders.
23.2.	The Agent’s Liability to Lenders.
The Agent’s liability to Lenders shall be governed by the following rules:
23.2.1.	Specific and limited nature of the Agent’s mandate. The Agent does not have the power to represent nor is it the fiduciary of the Lenders beyond that which is specifically established herein.

23.2.2.	The Agent is not liable for the successful outcome of the financing. The Agent shall not be liable to the Lenders for the validity, enforceability or fulfilment of this Contract.

23.2.3.	No obligation to make inquiries — communicate non-compliance. The Agent is not obliged to make any inquiries regarding a breach of this Contract. Only when it has real knowledge or has been informed by one of the Lenders or the Borrower of a breach of this Contract or other grounds for termination of the Contract shall the Agent notify the other Lenders.

23.2.4.	No liability for following orders or absence of fraud or serious culpability. The Agent shall not be liable if it follows the instructions received from the Lender or if, in the absence of such instructions and in emergency situations, it acts without fraud or grave culpability.

23.2.5.	Liability in the event of fraud or grave culpability. The Agent shall not be liable except as regards the liability arising out of the fraud or grave culpability.

23.2.6.	No liability to Lender for the employees and advisers of the Agent. The employees and advisers of the agent shall not be liable to the Lenders except in the event of fraud or grave culpability.

23.2.7.	Prior, independent verification by the Lenders. Each one of the Lenders shall have conducted its own prior and independent research and assessment of this financing.
23.3.	Agent reimbursement; withholdings
The Lenders shall immediately reimburse the Agent, in proportion to their participation in the financing, for any expense incurred by the Agent in relation to this Contract in the common interest of the Lenders and regardless of the positive or negative results of the action or measure that gave rise to the expenditure. In those cases where the expense incurred by the Agent can be considered a non-ordinary expenses, the reimbursement obligation shall be subject to authorisation by the Lenders. To this end, the Agent shall be authorised to retain such amounts from the balances payable to the Lenders for any reason.
23.4.	Resignation of Agent
The resignation of the Agent shall be governed by the following rules:
23.4.1.	Free resignation. The Agent is free to resign by notifying the rest of the Lenders and the Borrower.

23.4.2.	Appointment of new agent by the Lenders. If the Agent resigns, the Lenders shall be entitled to appoint a new Agent from among them by agreement of a Majority of Lenders, provided that the new Agent has an operating office in Spain.

23.4.3.	Subsidiary appointment of a new Agent by the outgoing Agent. If the Lenders have not named a new Agent within sixty (60) days of the Agent announcing its resignation or if the proposed new Agent does not accept the appointment, the outgoing agent will appoint it own replacement.
23.4.4.	Informing the Borrower of the appointment of a new Agent. The outgoing Agent and the incoming Agent shall inform the Borrower of the substitution of the Agent at least one month in advance of the effective date of the substitution in order for the appointment of the new Agent to be binding upon the Borrower.

23.4.5.	Terms of the new Agent’s mandate. The new Agent will be vested with the same rights, powers and responsibilities as the outgoing Agent.

23.4.6.	No transfer of expenses to Borrower. The expenses incurred as a consequence of the resignation or appointment of a new Agent shall not be passed on to the Borrower.
23.5.	Revocation of the Agent
The revocation or removal of the Agent shall be governed by the following rules:
23.5.1.	Revocation due to non-compliance or divergence and appointment of new Agent. The Lenders may revoke the Agent’s appointment due to non-compliance or reiterated differences of opinion with the rest of the Lenders, provided that they simultaneously appoint a new Agent from among the Lenders and the new Agent accepts the appointment.

23.5.2.	Reference to the system of substitution due to resignation. The appointment and regimen of the new Agent in the case of revocation shall be, mutatis mutandi, as indicated in sections 23.4.2 and 23.4.4 to 23.4.6.
24. ASSIGNMENT
24.1.	Prohibition against assignment by the Borrower
The Borrower may not assign or encumber its rights or obligations under this Contract.
24.2.	Assignment by the Lenders: requirements
Each Lender may only assign or encumber part or all of its position in this Contract in a way that will be binding upon the Borrower and the rest of the Lenders, as described below:
24.2.1.	Possible assignees. The assignee must be a financial entity, a securitized fund or an entity especially created or used to securitize, assign, mobilize or guarantee a mass of assets or liabilities belonging to the assigning Lender.

24.2.2.	Non-existence of greater burden on the Borrower. The operation may not, under any circumstances, result in a greater burden on or any cost to the Borrower or the Guarantors as far as the fulfilment of their obligations under this Contract is concerned.

24.2.3.	Prior notice. The operation must have been previously notified to the Agent in writing at least ten (10) business days in advance of the effective date, who shall then notify the Borrower, indicating the identity of the assignee and the amount of the assignment. The Borrower shall comply at all times with its obligations relative to the obtainment of the corresponding Financial Operation Number from the Bank of Spain in the event that the assignee is not a Spanish entity.

24.2.4.	Minimum amount of each assignment. Except in the event of the assignment of the assignor’s entire participation in the financing to which this Contract refers, the minimum amount of each assignment transaction shall be equal to THREE MILLION EUROS (€ 3,000,000) or, if higher, in multiples of FIVE HUNDRED THOUSAND EUROS (€ 500,000), depending on the currency in which the Drawdown is denominated.

24.2.5.	Assignment fee. The assignee shall pay the Agent (in its own name) a fee of ONE THOUSAND EUROS (€ 1,000) on the effective date of the assignment or assumption.

25.	EARLY TERMINATION
25.1.	Termination Events
The Lenders may declare the entire balance owed by the Borrower under this Agreement due and payable in advance under any of the following circumstances (in those cases where the circumstances are remediable they may only do so provided that the circumstances have not been remedied by the deadline agreed by or consented to by a Majority of Lenders):
25.1.1.	Non-payment of principal, interest or other items. The non-payment by the established deadline of any amount owed by the Borrower to the Lenders, whether principal, interest, penalties, fees, taxes, expenses or any other item provided for under this Contract (except when such non-payment is due exclusively to an administrative or technical error and the error is corrected by the day after the payment should have been made).

25.1.2.	Financial obligations. Non-compliance with the Financial Ratio levels established in the terms and with the requirements set out in section 22.3.

25.1.3.	Breach of other obligations. Non-compliance by the Borrower or by the Guarantors with any obligations other than payment obligations or compliance with Financial Ratios under the Financial Documents, provided that, where the non-compliance is remediable it has not been remedied within fifteen (15) days.

25.1.4.	Erroneous statements. Any false or inaccurate statement or omission in the declarations contained in Stipulation 21 or in general any statement made by the Borrower or the Guarantors on the applications or other documents submitted or subscribed by virtue of or in relation to the Financing Documents.

25.1.5.	Cross-default. If any debt of the Borrower or the Guarantors or Abengoa, S.A. were not paid by the due date or were due and payable according to the applicable laws or in a position to be declared due and payable before the due date.

25.1.6.	Insolvency. If the Borrower or the Guarantors are, notwithstanding the imperative rules contained in the Bankruptcy Act, declared to be bankrupt or if they apply for bankruptcy or when they are otherwise unable to fulfil their obligations as they become due and payable or when they reach an agreement with their creditors in the event of a general dismissal of payments.

25.1.7.	Seizure. Any judicial or notarial actions taken against the Borrower or the Guarantors involving the execution, expropriation or confiscation of some or all of the assets and/or guarantees owned by the Borrower or the Guarantors.

25.1.8.	Control of Guarantors: If any Guarantor ceases to be a subsidiary of the Borrower, except as permitted under this Agreement.

25.1.9.	Partial invalidity. If any clause of this Contract were for any reason declared to be invalid and unenforceable and that, in the opinion of a Majority of Lenders, would substantially alter the economic and/or legal basis upon which the Lenders agreed to provide the Financing.

25.1.10.	Failure to obey firm sentence. If the Borrower or the Guarantors refuse to obey a firm decision or any other firm resolution passed by a competent court.

25.1.11.	Non-calculation of financial ratios. If the Agent cannot verify the calculation of the Financial Ratios contained in Stipulation 22.3 due to Borrower’s failure to provide the corresponding financial statements as provided for in section 22.1.1 or due to the Agent not receiving the required data as provided for in section 22.1.2 on time.

25.1.12.	Cessation or change of business. If a substantial part of the Borrower’s assets or those of any of the Guarantors or a substantial business line were sold or transferred or if the Borrower or any of the Guarantors were to suspend, cease or announce the suspension or cessation of their primary business or modify it substantially or agree to a dissolution or liquidation.

25.1.13.	Auditor’s opinion with provisos. If the Borrower’s auditors were to express any proviso, deviation or material objection to the financial statements (whether the balance sheet, profit and loss account, notes to the financial statements or reported off-balance items) in the reports issued on the Borrower’s individual and consolidated annual accounts.
25.1.14.	Substantial Adverse Effect for Telvent. If any event or circumstance or series of events or circumstances were to occur which, in the opinion of a Majority of Lender, could result in a Substantial Adverse Effect for Telvent.
25.1.15.	Null Agreement If the DTN Sales Agreement and/or Matchmind/Galian Sales Agreements were null, nullified or unenforceable for any reason.
25.2.	Procedure
The declaration of early termination of this Contract in its entirety by the Lenders and the consequential obligation of the Borrower to repay the outstanding balance, by virtue of any of the clauses indicated in Stipulation 25.1 shall require the prior agreement of a Majority of Lenders.
If a termination resolution cannot be reached by a Majority of Lenders within thirty (30) business days (i) from the date on which the Agent receives a request from any one of the Lenders for the formation of a Majority of Lenders (ii) if there were no such request, from the date on which the Agent notifies the Lenders of the existence of grounds for the early termination of the Contract. Each one of the Lenders reserves the right to individually request the termination of this contract in proportion to that Lender’s participation.
When the Contract in its entirety is terminated by the Lenders as provided for in this Stipulation, the Borrower shall be obliged, within two (2) days of receiving the notice of termination sent by the Agent to the Borrower, to repay the total principal plus interest, fees and expenses. If the Borrower fails to repay the entire outstanding balance if the Contract is terminated by the given deadline, the Agent shall proceed to take the pertinent legal actions, acting as the Lenders’ attorney.
If the Agent has not initiated the pertinent legal actions within thirty (30) days of the period granted to the Borrower to pay the outstanding balance, as provided for in the preceding paragraph, each one of the Lenders shall be entitled to take the pertinent actions to claim the amounts owed to each one of them.
In any case, the occurrence of a Termination Event shall entitle the Lenders to refuse to make any unused portion of the Financing available to the Borrower and a declaration of early termination carried out in accordance with the terms of this clause shall result in the immediate cancellation of any unused portion of the Financing available to the Borrower.
PART FIVE – GUARANTEE
26.	GUARANTEE
26.1.	Joint Guarantee
The Guarantors jointly and severally, unconditionally and irrevocably guarantee in respect of all Lenders, the full and punctual compliance with all payment obligations (whether principal, ordinary interest, late interest, fees, indemnities, expenses or any other item) assumed by the Borrower under this Contract, in the terms set out in this Stipulation.
26.1.1.	The Guarantors constitute this joint and several, irrevocable guarantee in favour of the Lenders in respect of the borrower and amongst themselves, pursuant to article 1822 of the Civil Code. The joint and several nature of this guarantee is likewise understood to be pursuant to the terms of article 1837 of the Civil Code.
The Guarantors hereby expressly waive (i) the benefits of order, division and discussion and (ii) the power to put forward to the Lenders any exception deriving from the relationship maintained by the Lenders with the Guarantors and/or the Borrower.

The Guarantors specifically consent to the assignments which may be carried out by the Lenders pursuant to the terms of Stipulation 24 and to that end specifically declare that none of the terms of the guarantee granted herein shall be affected by any such assignment. Moreover, the Guarantors waive the right afforded to them in article 1851 of the Civil Code, authorising the Lenders to grant any extensions and deferrals they deem appropriate to the Borrower without this affecting the guarantee constituted by them.
Under no circumstances shall this guarantee be altered, cancelled or replaced as a consequence of any agreements reached by the Lenders with the Borrower as part of a bankruptcy proceeding, in which case the Guarantors’ obligations shall remain unchanged, as though such proceedings had never taken place.
26.1.2.	The Lenders or the Agent, depending on who is responsible pursuant to the terms of section 26.1.3, may demand the fulfilment of the Guaranteed Obligations directly from the Guarantors according to article 1144 of the Civil Code and without the need to first make a claim to the Borrower or to make a joint claim to the Borrower and/or the Guarantors.
     26.2.      Guarantors
26.2.1.	Guarantee obligation. The Borrower undertakes, in addition to the guarantee provided by Abengoa on the Date of Signing (which shall remain in effect until it is extinguished pursuant to the terms of section 26.1.10 above), starting with the first Drawdown, to ensure that the obligations assumed by it under this Contract are guaranteed at all times by the Material Subsidiaries (excluding DTN) and additionally by other Group companies, to the extent necessary so that, notwithstanding the above and the terms of the following paragraph, the Guarantors, jointly with the Borrower, represent at least 85% of the Total Consolidated Assets, 85% of the consolidated EBITDA, and, once thirty (30) days had elapsed since the Novation Signing Date, 85% of consolidated Sales.
Additionally, the Borrower expressly commits to carry out all actions needed for Matchmind to furnish a guarantee under identical terms to those set forth in Clause 26.1 (without this guarantee being accountable for the purposes set forth in the foregoing paragraph), although the scope of application shall be limited exclusively to obligations undertaken by the Borrower under Tranche A and Tranche B, within a term of fifteen (15) days from the date when the Matchmind/Galian Sales Agreements are executed. For these purposes, the Borrower must notify Matchmind so that it appears before a Notary Public within the term stated, furnishing the guarantee with the granting of the relevant Guarantor Adhesion Deed and the Agent must also be given a copy of the powers of the persons undersigning the Guarantor Adhesion Deed for Matchmind when the deed is granted, and a copy of the updated bylaws of the same certified by the company’s administrators or the secretary of the board of directors.
In any case, when necessary over the life of the Financing Agreement, to account Matchmind’s EBIDTA, Total Assets and Sales for the purposes of reaching the 85% stated in the first paragraph of this section, the borrower and Telvent Outsourcing expressly undertake to carry out as many actions as necessary to pledge 100% of Matchmind’s share capital as collateral to guarantee obligations undertaken by the Borrower under all Tranches and under the Hedging Agreements, except in the case when, at that time, any legal or contractual limitations avoiding the setting up of this right in rem were applicable, in which case the Parties shall negotiate in good faith on a possible alternative agreement, with this involving a Termination Event in the case that the aforementioned negotiation did not lead to any agreements within a term of forty-five calendar days from the date on which the need to account Matchmind’s EBIDTA, Total Assets and Sales was reported for the purposes of reaching the 85% stated beforehand.
In addition, the Borrower undertakes, thirty (30) days following the Novation Signing Date, to guarantee the obligations it had entered into under the Hedging Agreements held in relation to each Tranche at all times, with the same organisations acting as Guarantors under this Agreement over the life of the same (with the exception of

Matchmind regarding the Hedging Agreements held in relation to Sub-Tranche A1 and Sub-Tranche B1).
26.2.2.	Exceptions. The Borrower’s commitment with respect to the guarantee afforded by Group companies referred to in section 26.2.1 above shall not, in any case, apply to:
(i)	Project Companies;

(ii)	Acquisitions without Recourse and

(iii)	Group companies which are bound by legal restrictions on guaranteeing the amounts owed by the Borrower under this Contract (but only to the extent that such restrictions affect all amounts, in which case they are obligated to guarantee the amounts which are not subject to restrictions).

(iv)	Group companies in which the Borrower controls less than one hundred percent (100%) of the share capital, except in those cases in which the rest of the capital is controlled by another Group company.
In any case, Guarantors, together with the Borrower, are obliged to contribute jointly with at least 85% of the consolidated EBITDA, 85% of the Total consolidated Assets and, thirty (30) days following the Novation Agreement Signing Date, with 85% of consolidated Sales (adjusted to subtract EBITDA, Total Assets and Project Company Turnover and Non-recourse Acquisitions).
     26.3. Addition of new Guarantors
26.3.1.	The Borrower shall forward to the Agent within three (3) months of the end of each fiscal year a certificate issued by its auditors stating whether the Borrower has acquired any direct or indirect stake in another entity (except the entities referred to in paragraphs (i) to (iv) of the previous section) and, if so, the volume of assets and EBITDA of the entity. It is hereby noted that the Borrower shall not be obligated to forward such a certificate to the Agent if there are no acquisitions to be certified. The failure to submit a certificate by the stipulated deadline shall be interpreted as a declaration by the Borrower that there are no acquisitions that require certification.
26.3.2.	If, pursuant to the terms of section 26.2.1 above, it were necessary to incorporate additional Guarantors, the Borrower undertakes to ensure that such additional Guarantors provide guarantees in identical terms to those established in Stipulation 26.1 and that they assume the rest of the obligations inherent to the status of Guarantor in accordance with the Financing Documents, by executing the corresponding Guarantor Accession Deed.
To this end, the Borrower shall require the additional Guarantors to appear before a notary public to formalise the guarantee by executing the pertinent Guarantor Accession Deed within ten (10) Business Days of the date on which the audited Consolidated Annual Financial Statements referred to in part 22.1.1 are delivered to the Agent.
The Lenders, insofar as possible, specifically authorise the Agent, acting on their behalves, to accept the constitution of the guarantee referred to above (including the guarantee furnished by Matchmind) by means of the execution of the Guarantor Accession Deed. Any of the Lending Entities which cannot empower the Agent in agreement with the provisions of this Clause undertakes to (i) grant a specific Notarised power of Attorney to the Agent when applicable, or (ii) appear together with the Agent and the Borrower before the relevant Notary for the purposes of executing any Guarantor Accession Deed.
The Borrower undertakes to deliver to the Agent simultaneously with the execution of each Guarantor Accession Deed a legal opinion in relation to each new Guarantor issued by a legal expert approved by the Agent, the format of which should be substantially similar to the model provided prior to the Original Signing Date for the initial Guarantors.
26.3.3.	Except as regards the guarantee constituted by Telvent Export and the one furnished by Matchmind (to which the terms of this clause shall not apply), the guarantees provided by the Guarantors shall be automatically extinguished in their entirety if a percentage of their shares is sold to a third party or in the event of a business reorganisation of the kind described in section 22.2.14, provided that the Borrower can prove to the satisfaction of the Majority of Creditor Organisations that remaining Guarantors, along with the Borrower, jointly contribute at least 85% of the consolidated EBITDA, 85% of Total consolidated Assets and, thirty (30) days following the Novation Signing Date, 85% of consolidated Sales (adjusted to subtract EBITDA, Total Asserts and Sales of Project Companies and Non-resource Assets).
Notwithstanding the automatic extinguishment of the guarantee under the circumstances mentioned, the Agent, acting on behalf of the Lenders, shall sign within thirty (30) Business Days from the date of the notice by the Borrower or the Guarantee in question of the event which gave rise to the extinguishment of the guarantee, any and all documents as may be required to formalise the extinguishment
The Lenders, insofar as possible, expressly authorise the Agent to execute on their behalves any and all documents as may be necessary to formalise the aforementioned extinguishment. Any of the Lending Entities which cannot empower the Agent in agreement with the provisions of this Clause undertakes to (i) grant a specific Notarised power of Attorney to the Agent when applicable, or (ii) appear together with the Agent and the Borrower before the relevant Notary for the purposes of executing any documents needed to execute the abovementioned extinguishment.
PART SIX – EXECUTION
27.	EXECUTION OF THE FINANCING CONTRACT
27.1.	Determining the liquid amount
In the event of the partial or complete termination or expiration of this Contract, the Agent or the Lender, acting separately, shall liquidate the accounts mentioned in Stipulation 20. It is hereby agreed, for the purposes of the provisions of Articles 571 et seq. of the Civil Procedure Law, that the account balance shown on the certification issued by the Agent or the Lender, acting separately shall be the liquid, due and payable balance for payment purposes and for the purposes of execution and claims brought in or out of court, and this may be claimed in accordance with the procedure set forth in the aforementioned law. The balance thus certified may be used in court and shall be effective for all legal purposes, provided that there is an official document stating that the liquidation as set forth in section 2 of Article 572 of the aforementioned law has been calculated in the manner agreed by the parties to this Contract and that the balance coincides with that shown on the Borrower’s books in relation to each one of the Tranches of Financing referred to in Stipulation 20 above.
Settlements mentioned in the paragraph above may include all items or solely a part thereof, in accordance with the provisions of Article 573.3 of the Civil Procedure Law, without this involving a waiver of any amounts owed by the Borrower by virtue of this Agreement.
27.2.	Execution procedure and modalities: general and special
The Lenders may use any executions procedures and modalities as are admissible under the law in respect of the guarantees or in respect of the Borrower’s assets.
27.3.	Address for execution
For execution purposes, the Borrower’s address for notices and summonses shall be that indicate din Stipulation 28.1.

PART SEVEN – MISCELLANEOUS
28.	MISCELLANEOUS STIPULATIONS
28.1.	Notices and addresses
Any notice or correspondence that must be sent by the parties to one another under this Contract shall be sent in writing to the address shown in this Stipulation by post, telefax or any other medium, although it shall only be assumed that the addressee has received it if there is indubitable proof of delivery.
To this end, the parties have given the following addresses, telefax numbers and the name or title of the persons to whom such correspondence should be addressed and, inasmuch as the Lenders are concerned, the accounts into which the payments should be made.
For the Borrower and the Guarantors:
Address: Calle Valgrande 6 - Alcobendas (Madrid),
Attention: Luis Miguel Martínez Jurado
Telephone: 902 33 55 99
Fax: 91 714 70 72
Email: luis.martinez@telvent.com
For Lenders:
Caja Madrid
Address: Torre Caja Madrid - Paseo de la Castellana 189, 4a planta. 28045 Madrid
Attention: Ana del Pozo
Telephone: 91 423 96 26
Fax: 91 423 97 27
Email: apozoher@cajamadrid.es
ING
Address: Génova 27 - 3a planta, 28004 Madrid
Departamento Credit & FM Support
Attention: Mercedes Martínez / Buensuceso Vergel
Telephone: 91 789 89 72 / 91 789 89 87
Fax: 91 417 82 11
Email: credit-fmsupport@ing.be
For operational matters
Address: Avenida Diagonal 621-629, 08028 Barcelona
Attention of: Pascual Gil Sorbías / Carlos Farrés Pinos
Telephone: 93 404 70 57 / 93 404 69 68
Fax: 93 404 64 66 / 93 404 67 94

Email: pgil@lacaixa.es / cfarres@lacaixa.es
For other issues:
Address: Avenida Diagonal 662, Planta 2, 08034 Barcelona
Attention of: Thomas Getz / Middle Office Corporativa (Nuria Ruiz)
Telephone: 93 404 81 65 / 93 404 80 92
Fax: 93 205 55 45
Email: togetz@lacaixa.es / middle.office.corporativa@lacaixa.es
However, the parties may at any time change these addresses and accounts, giving the other party five (5) days of advance notice.
28.2.	Novation
Neither one of the parties may allege the novation of this Contract if it is not specifically set out in a document signed by the other party.
29. LEGISLATION AND JURISDICTION
29.1.	Applicable Law
This Contract shall be governed by Spanish law.
29.2.	Jurisdiction
The parties, expressly waiving any other venue, agree to be bound by the courts and tribunals of Madrid.